UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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electroCore, Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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electroCore, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Friday, June 12, 2020

Dear Stockholder:

The Annual Meeting of Stockholders of electroCore, Inc. (the “Company”), will be held virtually via the Internet at www.virtualshareholdermeeting.com/ECOR2020, on Friday, June 12, 2020 at 10:00 a.m. Eastern time for the following purposes:

1.	To approve and adopt amendments to the Company’s Certificate of Incorporation to declassify the Board of Directors (the “Board”) and make related changes (the “Declassification Amendments”);

2.	To elect three Class II directors to the Board for a three-year term of office expiring at the 2023 Annual Meeting of Stockholders (if Proposal Number 1 is not approved), or for a two-year term of office expiring at the 2022 Annual Meeting of Stockholders (if Proposal Number 1 is approved) (the “Election Proposal”);

3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2020 (the “Auditor Ratification Proposal”);

4.	To authorize the Board, in its sole discretion, to file amendments to the Company’s Certificate of Incorporation to (i) effect a one-time reverse stock split (the “Reverse Split Amendment”) of the Company’s Common Stock (the “Common Stock”) at a ratio of 1 share-for-5 shares up to a ratio of 1 share-for-20 shares, which ratio will be selected by the Board in its sole discretion (the “Reverse Split”), and (ii) in conjunction therewith to reduce the number of authorized shares of Common Stock available for issuance from 500 million shares to 200 million shares (the “Authorized Stock Adjustment” and together with the Reverse Split, the “Reverse Split Proposal”).

5.	To approve, pursuant to Nasdaq Listing Rule 5635(d), of the issuance of more than 19.99% of the Company’s issued and outstanding shares of Common Stock, pursuant to the purchase agreement (“Purchase Agreement”), dated March 27, 2020, between Lincoln Park Capital Fund, LLC (“Lincoln Park”) and the Company (the “Lincoln Park Issuance Proposal”); and

6.	To conduct any other business properly brought before the meeting or any continuation, postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting. The record date for the Annual Meeting is April 20, 2020. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

The 2020 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 12, 2020 at 10:00 a.m. local time virtually via the Internet at www.virtualshareholdermeeting.com/ECOR2020.

The Proxy Statement and Annual Report on Form 10-K
are available at www.proxyvote.com.

By Order of the Board of Directors,

Brian Posner

Chief Financial Officer and Corporate Secretary

Basking Ridge, New Jersey
[MAILDATE], 2020

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the virtual annual meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Table of Contents

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

PROPOSAL 1 - APPROVAL AND ADOPTION OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD	10

PROPOSAL 2 - ELECTION OF DIRECTORS	12

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	21

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	30

PROPOSAL 4 - TO AUTHORIZE THE BOARD, IN ITS SOLE DISCRETION, TO FILE AMENDMENTS to the Company’s Certificate of Incorporation TO effect THE REVERSE SPLIT AMENDMENT and in conjunction therewith to reduce the number of authorized shares of Common Stock available for issuance from 500 million shares to 200 Million Shares	32

PROPOSAL 5 - APPROVAL, PURSUANT TO Nasdaq LISTING RULE 5635(d), OF THE ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S ISSUED AND OUTSTANDING Shares of COMMON STOCK PURSUANT TO A PURCHASE AGREEMENT WITH LINCOLN PARK	42

EXECUTIVE OFFICERS	44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49

EXECUTIVE COMPENSATION	50

DIRECTOR COMPENSATION TABLE	63

TRANSACTIONS WITH RELATED PERSONS	68

HOUSEHOLDING OF PROXY MATERIALS	74

Additional Information	74

Next Year’s Annual Meeting	74

OTHER MATTERS	75

electroCore, Inc.

150 Allen Road, Suite 201
Basking Ridge, NJ 07920

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

electroCore, Inc. (“electroCore” or the “Company) is sending you these proxy materials because the Board of electroCore is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online.

Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of the Company’s employees, stockholders, and the Company’s community, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online via the virtual meeting website at www.virtualshareholdermeeting.com/ECOR2020. Stockholders can vote via the Internet in advance or during the virtual Annual Meeting.

The Company intends to mail these proxy materials on or about [MAILDATE], 2020 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the virtual Annual Meeting?

This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/ECOR2020 and enter the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on Friday, June 12, 2020. The meeting will begin promptly at 10:00 a.m., Eastern Time on Friday, June 12, 2020.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you would like to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/ECOR2020, which provides functionality for you to submit a question during the meeting.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters or others that are not pertinent to meeting matters will not be answered.

Technical assistance will be available for stockholders who experience technical issues accessing the meeting. Contact information for technical support will appear on the virtual meeting website prior to the start of the meeting

However, even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I gain admission to the virtual Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of the record date for the Annual Meeting, which was April 20, 2020, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ECOR2020 and using your 16-digit control number to enter the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were [___] shares of Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2020 your shares were registered directly in your name with electroCore’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by going to the virtual meeting website or vote by proxy. Whether or not you plan to attend the Annual Meeting, the Company urges you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2020 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting.

How do I ask questions?

If you would like to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/ECOR2020, which provides functionality for you to submit a question during the meeting. Please note that Questions that are pertinent to meeting matters will be answered during the meeting, subject to time constraints and questions regarding personal matters or others that are not pertinent to meeting matters will not be answered.

On what matters am I voting?

There are five matters scheduled for a vote:

●	Proposal 1. To approve and adopt amendments to the Company’s Certificate of Incorporation to declassify the Board and make related changes.

●	Proposal 2. To elect three Class II directors to the Board for a three-year term of office expiring at the 2023 Annual Meeting of Stockholders (if Proposal Number 1 is not approved), or for a two-year term of office expiring at the 2022 Annual Meeting of Stockholders (if Proposal Number 1 is approved).

●	Proposal 3. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2020.

●	Proposal 4. To authorize the Board, in its sole discretion, to file amendments to the Company’s Certificate of Incorporation to (i) effect a one-time reverse stock split of the Common Stock at a ratio of 1 share-for-5 shares up to a ratio of 1 share-for-20 shares, which ratio will be selected by the Board in its sole discretion, and (ii) in conjunction therewith to reduce the number of authorized shares of Common Stock available for issuance from 500 million shares to 200 million shares.

●	Proposal 5. To approve, pursuant to Nasdaq Listing Rule 5635(d), the issuance of more than 19.99% of the Company’s issued and outstanding shares of Common Stock pursuant to the Purchase Agreement with Lincoln Park.

The Board recommends that stockholders vote “For” or “For all” in the case of Proposal 2 with respect to the foregoing matters.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote for “For” or “Against” or you may “Abstain” from voting.

With respect to Proposal 2, you may vote for “For All” or “Withhold All” or “For All Except” any individual nominee.

With respect to Proposal 3, you may vote for “For” or “Against” or you may “Abstain” from voting.

With respect to Proposal 4, you may vote for “For” or “Against” or you may “Abstain” from voting.

With respect to Proposal 5, you may vote for “For” or “Against” or you may “Abstain” from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote their shares (i) electronically at the virtual Annual Meeting, or (ii) by proxy by mail, telephone or Internet. Whether or not you plan to attend the virtual Annual Meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may choose one of the following voting methods to cast your vote.

1.	To vote electronically at the virtual Annual Meeting, see above in “How do I attend the virtual Annual Meeting?”

2.	To vote by mail, simply mark your proxy, date and sign it, and return it to the Company in the postage-paid envelope provided.

3.	To vote by telephone or Internet, follow the instructions on the proxy card.

The method by which you vote now will in no way limit your right to vote electronically at the virtual Annual Meeting if you later decide to attend.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Beneficial holders may access the virtual annual meeting with the 16 digit control number provided with their proxy materials.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of April 20, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card by mail, by phone, online or virtually at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will not have the authority to vote your shares under the rules and interpretations of The Nasdaq Stock Market, LLC (the “Nasdaq”).

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” or “For all” with respect to all of the proposals. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by phone or online.

●	You may send a timely written notice that you are revoking your proxy to electroCore’s Corporate Secretary at 150 Allen Road, Suite 201, Basking Ridge, NJ 07920.

●	You may attend the Annual Meeting and vote virtually. Simply attending the Annual Meeting without voting virtually will not, by itself, revoke your proxy.

Your most current proxy card or proxy submitted by phone or online is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 14, 2021 to the Company’s Corporate Secretary at 150 Allen Road, Suite 201, Basking Ridge, NJ 07920. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 Annual Meeting, you must deliver your notice to the Company’s Corporate Secretary at the address above between February 12, 2021 and March 14, 2021. Your notice to the Corporate Secretary must set forth information specified in the Company’s bylaws, including your name and address and the class and number of the Company’s shares of Common Stock that you beneficially own. Stockholders may present proper proposals for inclusion in the proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in the proxy statement for the next annual meeting of stockholders, the Corporate Secretary must receive the written proposal at the principal executive offices of the Company not later than the close of business on [_____, 2021]. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If you propose to bring business before an Annual Meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Annual Meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of the Company’s share capital that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. The Company may require any proposed nominee to furnish other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

The Board strives in its membership profile to have a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the responsibilities of the Board and its committees. Pursuant to the Company’s Corporate Governance Guidelines, it is the policy of the Board that nominees reflect the following characteristics:

●	Each director must at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

●	The Board as a whole will contain a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests, which may include experience at senior levels of public companies, leadership positions in the life sciences, healthcare or public-health fields, science or technology backgrounds and financial expertise.

●	Each director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management and all relevant persons.

●	Each director should be willing and able to devote sufficient time, energy and attention to the affairs of the Company.

●	Each director should actively participate in the decision making process, be willing to make difficult decisions in the best interest of the Company and its stockholders, and demonstrate diligence and faithfulness in attending Board and committee meetings.

●	Each director should be free of any conflict of interest that would impair the director’s ability to fulfill the responsibilities of a member of the Board.

●	No director shall be employed by, or serve on the board of, any present or potential competitor of the Company.

The Company’s bylaws provide that no person shall qualify for service as a director if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any such compensation or other payment from any person or entity other than the Company, subject to certain qualifications as set forth in the bylaws.

For more information, and for more detailed requirements, please refer to the Company’s Bylaws filed as Exhibit 3.2 to its Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 30, 2020, and the Company’s Corporate Governance Guidelines available on its website under the “Corporate Governance” tab of the “Investors” section.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for each of the proposals, votes “For,” “For all,” “Against” and any broker non-votes and abstentions. For each of Proposals 1, 2, 4 and 5, broker non-votes will have no effect and will not be counted toward the vote total for the director nominees. For Proposal 3, brokers will have voting discretion if the beneficial owner does not give instructions as to how to vote.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on a significant matter, the broker or nominee cannot vote the shares under Nasdaq rules. These unvoted shares are counted as “broker non-votes.” Proposal 3, the ratification of KPMG as independent auditors, is considered a routine matter, and brokers or nominees holding the shares will have voting discretion if the beneficial owner does not give instructions as to how to vote.

How many votes are needed to approve each proposal?

Regarding Proposal 1, the Declassification Amendments must receive the affirmative vote of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Therefore, this proposal will be approved if the number of votes cast “For” approval of such proposal constitutes at least two-thirds of the outstanding shares of Common Stock. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. Broker non-votes will also have the same effect as votes against the proposal.

Regarding Proposal 2, the election of directors, the Board’s nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Only votes “For,” “For all,” or “Against” will affect the outcome with respect to this proposal, and abstentions will have no effect.

To be approved, Proposal 3, the ratification of KPMG as independent auditors, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes “For” or “Against” will affect the outcome, and abstentions will have no effect.

To be approved, Proposal 4, the Reverse Split Proposal, must receive “For” votes from a majority of the outstanding Common Stock entitled to vote thereon. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. Broker non-votes will also have the same effect as votes against the proposal.

To be approved, Proposal 5, the approval pursuant to Nasdaq Listing Rule 5635(d) of the issuance of more than 19.99% of the Company’s issued and outstanding shares of Common Stock pursuant to the Purchase Agreement with Lincoln Park, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes “For” or “Against” will affect the outcome, and abstentions will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum is present if stockholders holding at least 50% of the outstanding shares of Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were [___] shares outstanding and entitled to vote. Thus, the holders of [___] shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) by mail, by phone or online or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available to the Company in time to file a Form 8-K within four business days after the Annual Meeting it intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and Form 10-K are available at www.proxyvote.com, in the “Important Materials” section.

PROPOSAL 1 - APPROVAL AND ADOPTION OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Since the Company’s initial public offering (“IPO”) in 2018, the Board of Directors has been divided into three classes, each elected for a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election every third year. Currently, any director elected to fill a newly created Board seat or vacancy holds office for a term that coincides with the remaining term of the class of directors in which the new directorship was created or the vacancy occurred. The Board has believed that this classified structure promotes continuity and stability of strategy, oversight and policies, provides negotiating leverage to the Board in a potential takeover situation and facilitates the ability of the Board to focus on creating long-term stockholder value. As part of the Company’s regular discussions on corporate governance issues, in consultation with members of the Board and incorporating feedback from the Company’s stockholders, the Board evaluated the classified board structure and took into account arguments both for and against the continuation of a classified board.

The Board (including the members of the nominating and governance committee) considered the growing sentiment, particularly in the institutional investor community, in favor of annual elections and the Board’s ability to continue to be effective in protecting stockholder interests under an annual election system. In this regard, the Board recognizes that many investors and commentators believe that the election of directors is the primary means for stockholders to influence corporate governance policies and hold management accountable for implementing those policies. The Board is also cognizant that many other companies who recently went public have eliminated their classified board structures in recent years.

In order to implement declassification of the Board, the Company’s Certificate of Incorporation will need to be amended. After careful deliberation, the Board, upon the recommendation of the nominating and governance committee, has approved proposed amendments to the Company’s Certificate of Incorporation that would eventually eliminate the classified structure and provide for the annual election of all directors beginning at the 2022 Annual Meeting of Stockholders. The general description of the declassification amendments set forth below is a summary only and is qualified in its entirety by and subject to the full text of the form of proposed amendments (the “Declassification Amendments”), which is attached as Annex A hereto.

In making its decision to recommend stockholders approve and adopt the declassification of the Board of Directors, the Board of Directors considered the benefits of a classified board versus a declassified board as well as important feedback received from stockholders as part of the Company’s ongoing stockholder outreach efforts. While a classified board can promote continuity, enhance the stability of the Board of Directors and encourage a long-term perspective, the Board of Directors considered the possibility that a classified board structure may reduce the accountability of directors to stockholders. After careful deliberation on these and other considerations, the Board of Directors, upon the recommendation of the nominating and governance committee, determined that moving to annual elections of directors is in the best interests of electroCore, Inc. and the Company’s stockholders. The Board of Directors unanimously adopted resolutions setting forth the Declassification Amendments, declared the Declassification Amendments advisable and unanimously resolved to submit the Declassification Amendments to stockholders for consideration.

Under the proposed Declassification Amendments, the annual election of directors will be phased in gradually to ensure a smooth transition. The proposed Declassification Amendments provide for the annual election of all directors for one-year terms, beginning at the 2022 annual meeting of stockholders. If approved by stockholders, the Declassification Amendments would apply first to directors standing for election at this year’s Annual Meeting – the Company’s Class II directors, with such directors therefore serving until the 2022 Annual Meeting of Stockholders. The declassification of the Board of Directors would then be phased in over a period of two years – Class III directors elected next year would stand for election at the 2022 annual meeting of stockholders, as would the Class I directors whose terms currently expire at the 2022 annual meeting, along with the rest of the members of the board. Thus, directors elected at last year’s annual meeting will be entitled to complete those terms, and at and following the 2022 annual meeting of stockholders, they or their successors would be elected to one-year terms at each annual meeting of stockholders.

The Declassification Amendments also provide that directors elected by the Board of Directors to fill vacancies after the 2021 Annual Meeting would be appointed for a term expiring at the next annual meeting of stockholders following their appointment, even if their predecessors were serving for a longer term. In addition, Delaware law provides that directors serving on boards that are not classified may be removed with or without cause, whereas currently directors can be removed only for cause. Consistent with Delaware law, the Declassification Amendments would permit stockholders to remove directors elected after the Board of Directors is declassified with or without cause. Directors elected while the Board of Directors was still classified, that is through the 2022 Annual Meeting, would continue to be removable only for cause.

The form of the Declassification Amendments is attached as Annex A hereto. If the Company’s stockholders approve the amendments to its Certificate of Incorporation, the amendments will become legally effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. The Company intends to make that filing as soon as practicable after this Proposal One has been duly approved by stockholders at the Annual Meeting. Following such time, the Board of Directors will make conforming changes to the Company’s bylaws. If the Company’s stockholders do not approve the amendments, the Board of Directors will remain classified, with each class of directors serving for three-year staggered terms.

Required Vote

Regarding Proposal No. 1, the Declassification Amendments must receive the affirmative vote of at least two-thirds of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” PROPOSAL NO. 1.

PROPOSAL 2 - ELECTION OF DIRECTORS

The Board is divided into three classes and currently has 11 members. Under Nasdaq rules, each class shall consist, as nearly as possible, of one-third of the total number of directors. Each class has a three-year term expiring at the Annual Meeting in the third year following election. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three continuing directors in the class whose term of office expires in 2020 that have been nominated by the Board for re-election at the Annual Meeting: Mr. Joseph P. Errico, Mr. Trevor J. Moody and Mr. Thomas M. Patton. If re-elected at the Annual Meeting, each of these nominees will serve until (i) the 2022 Annual Meeting of Stockholders if Proposal Number 1 to declassify the board is approved, or (ii) the 2023 Annual Meeting of Stockholders if Proposal Number 1 to declassify the board is not approved. It is the Company’s policy to invite and encourage directors and director nominees to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Accordingly, for Proposal 2, the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the three nominees named below.

If any of the nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee that the Board proposes. Each person nominated for election has agreed to serve if elected. The Company has no reason to believe that any of the nominees will be unable to serve.

NOMINEES FOR CLASS II DIRECTORS

The Company’s nominating and governance committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the nominating and governance committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and governance committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the nominating and governance committee to believe that nominee should continue to serve on the Board. However, each of the members of the nominating and governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and governance committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Joseph P. Errico

Joseph P. Errico, 51, served as the Company’s Chief Science and Strategy Officer from July 2016 to June 2019, and previously served as the Company’s Chief Executive Officer from January 2010 to July 2016. Mr. Errico has also served as a member of the Board since 2005, when he co-founded the Company with Thomas J. Errico, M.D., and Dr. Peter S. Staats, M.D., and as chairman of the Board from March 2013 until June 2018. Prior to founding the Company, Mr. Errico served as the General Manager of the Motion Preservation Unit of Stryker Spine, a Division of Stryker Corporation, from August 2004 through December 2007. Prior to that, Mr. Errico co-founded and served as the Chief Executive Officer and director for Spinecore, Inc., from September 2001 through August 2004, when that company was sold to Stryker Corporation. Mr. Errico received his B.S. in Aeronautical Engineering from the Massachusetts Institute of Technology, his M.S. in Mechanical Engineering and Materials Science from Duke University School of Engineering and his J.D. from Duke University School of Law. Mr. Errico also serves as the Managing Member of Core Ventures II, LLC and certain affiliated entities with an equity interest in the Company. The Board believes that Mr. Errico’s extensive senior management experience in innovative healthcare technology companies, and his extensive knowledge and contributions to the Company’s intellectual property, products, business, and the science of VNS, qualifies him to serve on the Board.

Trevor J. Moody

Trevor J. Moody, 55, has served as a member of the Board since March 2013. Mr. Moody has served since January 2010 as President of TM Strategic Advisors LLC, a management consultancy serving the boards, investors, and senior management of both emerging and established medical technology companies. He also currently serves as Medical Device Partner at MH Carnegie & Co. Pty Ltd (since October 2013), where he makes venture capital investments in medical device companies. From July 2015 to December 2015, Mr. Moody served as interim CEO of a MH Carnegie & Co. portfolio company, Cardiac Dimensions Pty Ltd. From 1999 to 2010, Mr. Moody was at Frazier Healthcare Ventures, a large healthcare-focused venture capital and private equity investment firm. He was a General Partner at Frazier Healthcare Ventures from 2005 to 2010. Prior to that, he was a Senior Consultant at The Wilkerson Group, a leading healthcare strategic consultancy. Mr. Moody currently also serves on the board of directors of a non-profit called Angel Flight West, and on the boards of several private corporations, including EBR Systems, Inc., Renew Medical Pty Ltd, Serene Medical Pty Ltd, Brain Protection Company Pty Ltd, CurvaFix, Inc., and Simplify Medical Pty Ltd. Mr. Moody received his Bachelor of Engineering from the University of Southern Queensland, Australia, and his M.S. in Management from the Massachusetts Institute of Technology (Sloan School). The Board believes that Mr. Moody’s experience, with over 25 years in the development, commercialization and funding of innovative, growth-oriented medical technologies, qualify him to serve on the Board.

Thomas M. Patton

Thomas M. Patton, 56, has served as a member of the Board since April 2, 2020. He is a seasoned healthcare executive and board member with operational, strategic, financial, legal, compliance and transactional experience, from start-ups to growth companies, both public and private. He last served as President and Chief Executive Officer of CAS Medical Systems, a publicly traded developer and distributor of patient monitoring equipment, from 2010-2019. His prior experience includes as Co-Founder, President and CEO of QDX, Inc., a developer of unique micro-fluidic diagnostic technology utilizing digital imaging techniques for hematologic analysis, as President and Chief Operating Officer of Novametrix Medical Systems, Inc., and CEO of Wright Medical Technology, Inc. Mr. Patton has served on 11 separate boards of directors for both public and private medical products and services companies, and currently serves on the Board of Misonix, Inc., a publicly traded ultrasonic surgical tools and wound care company. The Board believes that Mr. Patton’s business and financial experience, as well as his medical device industry expertise, qualify him to serve on the Board.

Required Vote

Regarding Proposal 2, the election of directors, the Board’s nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Only votes “For,” “For all,” or “Against” will affect the outcome with respect to this proposal, and abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR ALL” WITH RESPECT TO PROPOSAL NO. 2.

CONTINUING DIRECTORS

CLASS III DIRECTORS (Terms Expiring in 2021)

Peter Cuneo

Peter Cuneo, 76, has served as a member of the Board since April 2, 2020. He brings significant executive leadership and turn-around experience to the Board. He currently serves as a Managing Principal of Cuneo & Company LLC, a private investment and management company that he founded. He also currently serves as Chairman of Iconix Brand Group and as Chairman and Chief Executive Officer of CIIG Merger Corp., a special-purpose acquisition company. Mr. Cuneo’s past experience includes serving as Chief Executive Officer of Marvel Entertainment and as Vice Chairmen until its sale to Disney in 2009. Prior to that, he successfully led three turnarounds, first as President of Clairol's Personal Care Division, as President of Black and Decker’s Security Hardware Group, and as Chief Executive Officer of Remington Products. Mr. Cuneo’s Board experience includes serving as Chairman of the Board of Valiant Entertainment following Cuneo & Company's investment in the company. He currently serves as Chairman emeritus of the Alfred University Board of Trustees and on the Board of the National Archives Foundation in Washington, D.C. Mr. Cuneo holds an MBA from Harvard Business School and was a Lieutenant in the United States Navy, having served two deployments during the Vietnam War. The Board believes that Mr. Cuneo’s extensive business and financial background, including his significant consumer-focused expertise, qualifies him to serve on the Board.

Thomas J. Errico, M.D.

Thomas J. Errico, M.D., 68, has served as a member of the Board since September 2005, when he co-founded the company with Joseph P. Errico and Peter S. Staats, M.D. Dr. Errico has been a board-certified orthopedic surgeon since 1986, and currently serves as a pediatric orthopedic spine surgeon at Nicklaus Children’s Hospital. He served as the Chief, Division of Spine Surgery in Orthopedics, NYU Langone Health from 1997 until 2019. He is also currently Adjunct Professor, Department of Orthopaedic Surgery in the NYU Grossman School of Medicine. In addition, Dr. Errico is a member of the International Society for the Advancement of Spine Surgery, and served as its President from 2010 to 2011. He is also an original member of the North American Spine Society, and served as its President from 2003 to 2004. Dr. Errico has founded multiple companies in the healthcare industry, including Spinecore, Inc. in 2002, where he served as a director until it was sold to Stryker, Inc. in 2004. Dr. Errico was also a founding member of K2M Group Holdings, Inc. in January 2004. Dr. Errico holds a B.S. in Zoology from Rutgers University and an M.D. from Rutgers Medical School, formerly the University of Medicine and Dentistry of New Jersey. The Board believes Dr. Errico is qualified to serve on the Board due to his long tenure as a practicing spine-surgeon and his leadership role with a world-class medical institution, as well as serving as a co-founder, director and investor in a number of successful early stage healthcare companies.

John P. Gandolfo

John P. Gandolfo, 59, has served as a member of the Board since April 2, 2020. He brings to the Board more than 30 years of financial leadership at both public and private companies across multiple industry sectors, including in expense control and cash flow optimization. He currently serves as Chief Financial Officer of Eyenovia, Inc., a publicly held, late clinical stage biopharmaceutical company focusing on the development of ophthalmic drugs. Prior to Eyenovia, he served as Chief Financial Officer of Xtant Medical Holdings, Inc., a publicly held orthopedic and spine medical device company with multiple operations throughout the United States. His prior healthcare-related experience includes roles as Chief Financial Officer of Progenitor Cell Therapy LLC, Power Medical Interventions and Bioject, Inc., among others. Mr. Gandolfo’s experience also includes serving on the audit committees of the boards of multiple medical technology companies. The Board believes that these experiences, and his ability to serve as a financial expert on the Company’s audit committee, qualify him to serve on the Board.

Class I Directors (Terms Expiring in 2022)

Daniel S. Goldberger

Daniel S. Goldberger, 61, has served as the Company’s Chief Executive Officer and a member of the Board since October 1, 2019. From January 2018 to September 2019, Mr. Goldberger served as the Chief Executive Officer of Synergy Disc Replacement Inc., a private company commercializing a proprietary total disc implant for cervical spine therapy. Since April 2018, Mr. Goldberger has served as a director of KORU Medical Systems, Inc., a public medical device company with a focus on ambulatory infusion, where he has also held the positions of lead independent director, interim chief executive officer, and executive chairman. From July 2017 to September 2017, Mr. Goldberger served as chief executive officer of Milestone Medical, Inc. Prior to this he served as the chief executive officer of Xtant Medical Holdings, Inc. from August 2013 to January 2017. He also served as the chief executive officer of Sound Surgical Technologies LLC from April 2007 to February 2013. Mr. Goldberger also served on the boards of Xtant Medical Holdings, Inc., Sound Surgical, Xcorporeal and Glucon. He currently serves as an advisor to investment funds Meridian Capital and Wellfleet Capital. Mr. Goldberger earned a B.S. in Mechanical Engineering from The Massachusetts Institute of Technology, and a M.S. in Mechanical Engineering from Stanford University. The Board believes that Mr. Goldberger’s extensive senior management experience in the medical device industry, including as the Company’s Chief Executive Officer, qualify him for service on the Board.

Michael G. Atieh

Michael G. Atieh, 66, has served as a member of the Board since the Company’s IPO in June 2018, and has served as the Chairman of the Board since April 1, 2020. Since 1992, Mr. Atieh has served on the board of directors of Chubb Limited, a publicly traded global insurance company, where he is a member of the risk and finance committee and previously chaired the audit committee from 2012 to 2018. From September 2014 until his retirement in March 2016, Mr. Atieh was Executive Vice President, Chief Financial and Business Officer of Ophthotech Inc., a public biotechnology company. From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He was Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals, a public biotechnology company, from 2005 until December 2008. He also served as a member of the board of directors of Theravance Biopharma, Inc. from June 2014 to April 2015, and as a member of the board of directors and chairman of the audit committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served at Dendrite International, Inc. as Group President from January 2002 to February 2004 and as Senior Vice President and Chief Financial Officer from October 2000 to December 2001. He also served as Vice President of U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993. Mr. Atieh received his B.A. in Accounting and Economics from Upsala College in 1975. Mr. Atieh is qualified to serve on the Board because of his demonstrated leadership in the biomedical field, including deep knowledge of sales and operations gained from over a decade of experience in these disciplines, as well as his knowledge of financial and financing matters, his current and prior board experience, and his ability to serve as a financial expert on the Company’s audit committee.

Stephen L. Ondra, M.D.

Stephen L. Ondra, M.D., 63, has served as a member of the Board since the Company’s IPO in June 2018. Dr. Ondra is Chief Executive Officer of North Star Healthcare Consulting, a healthcare technology consulting company that he founded in 2017. From 2013 to 2016, Dr. Ondra served as Senior Vice President and Chief Medical Officer of Health Care Service Corporation, the largest customer-owned health insurance company in the United States, which operates as Blue Cross and Blue Shield in Illinois, Montana, New Mexico, Oklahoma and Texas. Prior to his move to the payer sector, from 2012 to 2013, Dr. Ondra served as Senior Vice President and Chief Medical Officer of Northwestern Memorial Hospital. Dr. Ondra left Northwestern in 2009 when he was appointed by President Obama as the Senior Policy Advisor for Health Affairs of the U.S. Department of Veterans Affairs. He was detailed to the Executive Office of the President of the United States from 2010 to 2012. At the White House, he served in several positions, including Co-Chair of the National Science and Technology Council for Health Information Technology, as a member of the Federal Health Information Technology Policy and Standards Committees, and as a member of the Implementation Deputy Group for the Affordable Care Act. In 2015, Dr. Ondra was appointed to be a member of the Guiding Committee of the Department of Health and Human Services Health Care Payment – Learning and Action Network. He also has served as an adjunct senior fellow at the Center for a New American Society from 2015 to 2018. A Board Certified Neurosurgeon, Dr. Ondra was a Professor of Neurosurgery and Residency Program Director at Northwestern University’s Feinberg School of Medicine from 1996 to 2009. He has also served as the interim chair of Neurological Surgery at Northwestern. Dr. Ondra is a Trustee of Illinois Wesleyan University and has served on the board of TriWest Healthcare Alliance, the Louis W. Sullivan Institute for Healthcare Transformation, and was Chair of the scientific advisory boards of the Defense Spinal Cord/Column Injury and the Spine Blast Injury of the Department of Defense. Dr. Ondra attended the U.S. Military Academy and completed pre-medical studies at Illinois Wesleyan University, obtaining his B.A. He then received his M.D. from Rush Medical College in Chicago and subsequently completed residency training in Neurosurgery at the Walter Reed Army Medical Center in Washington D.C. As an U.S. Army physician, Dr. Ondra served with distinction in Operations Desert Shield and Desert Storm and was awarded Bronze Star and Army Commendation Medals. The Company believes Dr. Ondra is qualified to serve on the

Board due to his expertise and achievements in medicine, medical policy, health information technology and innovation, as well as his keen understanding of healthcare policy and complex healthcare delivery systems, which has made him a source of counsel for numerous CEOs, health care executives and policymakers in the United States and internationally.

NON-CONTINUING DIRECTORS

Nicholas Colucci

Nicholas Colucci, 61, has served as a member of the Board since August 2017. Since February 2017, Mr. Colucci has been Chief Operating Officer of Publicis Groupe North America, a global communications company. From May 2007 to January 2017, Mr. Colucci served as Chief Executive Officer and Chairman of Publicis Health, the Groupe’s health communications division and prior thereto, held a variety of account, strategy and leadership roles at Publicis Health, beginning in 1997. Prior to that, Mr. Colucci served as Vice President of Marketing & Sales at EyeSys Technologies (from 1995 to 1997) and as Marketing Director at Hoffman-La Roche (from 1982 to 1995). Since 2018, Mr. Colucci has served as a director of Southern Miami Pharmacy, a specialty pharmacy and provider of fertility, specialty and compounding services. Mr. Colucci has also previously served on the boards of directors of SDI/Verispan, a healthcare market research company, and of National Rehab, a wound care distribution company. Mr. Colucci received his B.S. in Neuroscience from the University of Rochester and his M.B.A. from Loyola University Maryland. Mr. Colucci will be retiring from the board effective immediately prior to the 2020 Annual Meeting.

James L. L. Tullis

James L.L. Tullis, 73, has served as a member of the Board since July 2014. Mr. Tullis founded Tullis Health Investors (aka. Tullis Dickerson & Co., Inc.), a venture capital firm specializing in investments in the healthcare industry, in 1986, and served as its Chief Executive Officer until January 2019. Prior to that, Mr. Tullis was a Senior Vice President at E.F. Hutton & Co., a stock brokerage firm, and a principal at Morgan Stanley & Co., where he worked with the healthcare investment research and banking teams. Mr. Tullis has served as a member of the board of directors (since 2006) and as chairman of the board of directors (since 2017) of Lord Abbett Mutual Funds. He has also served as a member (since 1998) and chair of the compensation committee of the board of directors of Crane Co., a manufacturer of highly engineered industrial products. Since March 2018, Mr. Tullis has been a member of the board of directors of ATEC Spine, a provider of spine surgery solutions. Mr. Tullis also currently serves as a member of the board of directors of Exagen Diagnostics, Inc. (XGN), a diagnostics company focused on autoimmune rheumatic diseases. Mr. Tullis holds a B.A. from Stanford University and an M.B.A. from Harvard Business School. Mr. Tullis will be retiring from the board upon completion of his term as a Class II director, effective immediately prior to the 2020 Annual Meeting.

Skills Matrix

Each director brings relevant experience to the Board. The matrix below shows the Board’s mix of key skills and experience in areas that are important to the Company’s business. The skills and experience matrix is also used to identify the skills which the Company considers when nominating directors. The matrix is a summary; it does not include all the skills, experiences and qualifications that each director nominee offers, and if a particular skill, experience or qualification is not listed it should not signal that a director does not possess that skill, experience or qualification.

Demographic Background

The Board is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as members of the Board. The Board believes that a diverse membership with a variety of perspectives and experiences is an important feature of a well-functioning board.

Age	Tenure

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Common Stock is listed on the Nasdaq Global Select Stock Market. Under Nasdaq rules, independent directors must comprise a majority of the Company’s board of directors. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board has determined that each of the Company’s directors other than Joseph P. Errico and Daniel Goldberger, the Company’s CEO, are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of Nasdaq. In making these determinations, the Board has reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management, including the beneficial ownership of Company capital stock by each non-employee director, any relevant family relationships, and the transactions involving them described in the section entitled “Certain Related Party Transactions.”

BOARD LEADERSHIP STRUCTURE

The Board has an independent chairman, Mr. Atieh, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and the Company’s stockholders. As a result, the Company believes that having an independent Board Chairman enhances the effectiveness of the Board as a whole.

There are no family relationships among any of the Company’s directors and executive officers, except that Dr. Thomas J. Errico is the uncle of Joseph P. Errico.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee is responsible for considering and discussing the Company’s major financial risk exposures and the steps its management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The nominating and governance committee monitors compliance with legal and regulatory requirements and the effectiveness of the Company’s corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. The Company’s nominating and governance committee is responsible for overseeing the Company’s risk management efforts generally, including the allocation of risk management functions among the Board and its committees. The Company’s compensation committee is responsible for assessing and monitoring whether any of the Company’s compensation policies and programs has the potential to encourage excessive risk-taking. The Company’s audit committee periodically reviews the general process for the oversight of risk management by the Board.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 10 times during 2019. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committee(s) on which he or she served, that were held during the portion of 2019 for which he or she was a director or committee member.

Nasdaq rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During 2019, the Company’s non-management directors met in executive session, without management present, at the end of regularly scheduled board meetings or during scheduled executive session calls. Ms. Carrie S. Cox, the Company’s former Board Chairman presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an audit committee, a compensation committee and a nominating and governance committee. The following table provides membership and meeting information for 2019 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Michael G. Atieh	X*
Nicholas Colucci		X*	X(1)
Carrie S. Cox	X		X(1) *
Thomas J. Errico, M.D.		X	X(1)
Trevor J. Moody		X
Stephen L. Ondra, M.D.			X
James L.L. Tullis	X
Number of meetings in 2019	9	5	4

(1)	Effective March 1, 2019, Mr. Colucci stepped down from the committee and was succeeded as a member by Ms. Cox, who succeeded Dr. Errico as chairman of the committee. Ms. Cox resigned from the Board effective March 31, 2020.

*	Committee Chair

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Company’s audit committee reviews the Company’s internal accounting procedures and consults with and reviews the services provided by the Company’s independent registered public accountants. The Company’s audit committee currently consists of five directors, Mr. Atieh, Mr. Tullis, Mr. Gandolfo, Mr. Patton and Mr. Cuneo. Mr. Atieh is the chairman of the audit committee and the Board has determined that Mr. Atieh, Mr. Gandolfo and Mr. Patton are each an “audit committee financial expert” as defined by SEC rules and regulations. The Board has determined that each of the members of the Company’s audit committee is independent under Nasdaq listing rules and under Rule 10A-3 under the Exchange Act. The Company intends to continue to evaluate the requirements applicable to it and intends to comply with the future requirements to the extent that they become applicable to the Company’s audit committee. The principal duties and responsibilities of the Company’s audit committee include:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

●	discussing with the Company’s independent registered public accounting firm their independence from management and the Company;

●	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm and related fees;

●	overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

●	reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal control or auditing matters;

●	reviewing and approving related party transactions; and

●	overseeing the Company’s cyber security program and activities.

Report of the Audit Committee of the Board of Directors

The audit committee (which was composed of three independent directors, (Michael G. Atieh, Carrie S. Cox, and James L.L. Tullis)) reviewed, and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019. The audit committee received, reviewed and discussed (i) the written disclosures and communications from KPMG LLP regarding relationships, if any, which might impair KPMG LLP’s independence from management and the Company, and (ii) all required communications pertaining to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the Securities and Exchange Commission.

Michael G. Atieh, Chair
Carrie S. Cox
James L.L. Tullis

The material in this audit committee report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Company’s compensation committee reviews and determines the compensation of the Company’s executive officers. The Company’s compensation committee currently consists of four directors, Mr. Colucci, Dr. Errico, Mr. Moody and Mr. Cuneo, each of whom is a non-employee member of the Board as defined in Rule 16b-3 under the Exchange Act. Mr. Colucci is the chairman of the compensation committee. The Board has determined that the composition of the Company’s compensation committee satisfies the applicable independence requirements under, and the functioning of the Company’s compensation committee complies with the applicable requirements of, Nasdaq rules and SEC rules and regulations. The Company intends to continue to evaluate and intends to comply with all future requirements applicable to its compensation committee. The principal duties and responsibilities of the Company’s compensation committee include:

●	establishing, approving, and making recommendations to the Board regarding performance goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluating the performance of the Company’s chief executive officer in light of those goals and objectives and recommending to the full Board for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

●	setting the compensation of the Company’s other executive officers, based in part on recommendations of the chief executive officer;

●	reviewing, approving, and making recommendations to the Board regarding employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

●	exercising administrative authority under the Company’s stock plans and employee benefit plans;

●	establishing policies and making recommendations to the Board regarding director compensation;

●	reviewing compensation plans, programs and policies; and

●	handling such other matters that are specifically delegated to the compensation committee by the Board from time to time.

The compensation committee meets regularly in executive session without management present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it will deem appropriate. In addition, under its charter, the compensation committee has the authority to select, retain and terminate, at the expense of the Company, advice and assistance from any consultants, independent legal counsel or other advisors.

During the year ended December 31, 2019, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the compensation committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, as a compensation consultant. The compensation committee assessed Pearl Meyer’s independence and determined that Pearl Meyer had no conflicts of interest in connection with its provisions of services to the compensation committee. Specifically, the compensation committee engaged Pearl Meyer to evaluate the Company’s executive compensation program. Pearl Meyer’s engagement included assisting the compensation committee with the selection of a peer group of companies for benchmarking the Company’s existing executive compensation, including its equity incentive plan and option granting practices, and analyzing the Company’s director compensation policy. In 2019, Pearl Meyer presented the compensation committee with updated data about the compensation paid by the Company’s peer group of companies and other employers who the Company believes compete with it for executives, updated the compensation committee on new developments in areas that fall within the compensation committee’s jurisdiction and advised the compensation committee regarding all of its responsibilities. The Company’s management did not have the ability to direct Pearl Meyer’s work.

The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer with respect to individual employee performance. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee with input from other independent Board members, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.

Nominating and Governance Committee

The Company’s nominating and governance committee currently consists of three directors, Mr. Atieh, Dr. Errico and Dr. Ondra. Dr. Errico is the current chairman of the nominating and governance committee.

The Board has determined that the composition of the Company’s nominating and governance committee satisfies the applicable independence requirements under, and the functioning of the Company’s nominating and governance committee complies with, the applicable requirements of Nasdaq standards and SEC rules and regulations. All of the members of the Company’s nominating and governance committee satisfy the applicable independence requirements of the SEC and Nasdaq. The Company will continue to evaluate and will comply with all future requirements applicable to the Company’s nominating and governance committee. The nominating and governance committee’s responsibilities include:

●	annually reviewing the list of director selection criteria contained in the Company’s corporate governance guidelines, and making recommendations to the Board regarding necessary or appropriate changes thereto;

●	identifying, reviewing and evaluating candidates, including candidates submitted by stockholders, for election to the Board and recommending to the Board (i) nominees to fill vacancies or new positions on the Board and (ii) the slate of nominees to stand for election by the Company’s stockholders at each annual meeting of stockholders;

●	annually recommending to the Board (i) the assignment of directors to serve on each committee; (ii) the chairman of each committee and (iii) the chairman of the Board or lead independent director, as appropriate;

●	developing, recommending, overseeing the implementation of and monitoring compliance with, the Company’s corporate governance guidelines, and periodically reviewing and recommending any necessary or appropriate changes thereto;

●	reviewing the adequacy of the Company’s certificate of incorporation and bylaws and recommending to the Board, as conditions dictate, amendments for consideration by the stockholders;

●	reviewing the Company’s code of business conduct and ethics and recommending any changes to the Board; and

●	such other matters as directed by the Board.

The nominating and governance committee believes that candidates for director should have certain minimum qualifications, which are described in the Company’s Corporate Governance Guidelines. The nominating and governance committee also takes these minimum qualifications into account in identifying and evaluating director nominees, including nominees recommended by stockholders. In identifying director nominees, the nominating and governance committee strives for a diverse mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the responsibilities of the Board and its committees.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party may communicate in writing with any particular director, including the Company’s chairman, any committee of the Board, or the directors as a group, by sending such written communication to the Company’s Corporate Secretary at the Company’s principal executive offices at 150 Allen Road, Suite 201, Basking Ridge, NJ 07920. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Company’s Corporate Secretary, to be of a purely marketing nature or inappropriate for submission to the intended recipient(s). The Corporate Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of the Company’s stockholders will be forwarded to the chairman of the nominating and governance committee.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS

The Company has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of its employees, executive officers and directors. The Code of Conduct is available on the Company’s website at www.electrocore.com, under the “Corporate Governance” tab of the “Investors” section. The nominating and governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

CORPORATE GOVERNANCE GUIDELINES

The Company has adopted Corporate Governance Guidelines to assure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and can make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available on the Company’s website at www.electrocore.com.

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 2015. Representatives of KPMG LLP are expected to be virtually present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

To be approved, Proposal 3, the ratification of KPMG LLP as independent auditors, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018 by KPMG LLP, the Company’s principal accountant.

	Year Ended December 31

	2019	2018
Audit Fees	$630,000	$1,387,339	(1)
Audit-Related Fees	$-	$483,877
Tax Fees	$-	$-
Other Fees	$-	$-
Total Fees	$630,000	$1,871,216

(1)	$766,617 of the 2018 Audit Fees related to work performed in connection with the Company’s IPO in June 2018.

All fees described above were pre-approved by the audit committee.

Audit Fees include fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, quarterly reviews, and review of the Company’s registration statements and other SEC filings.

Audit-Related Fees include fees in fiscal year 2018 for IPO readiness services.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, KPMG LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related, tax and other services up to specified amounts. The terms and fees of the annual engagement of the independent auditor are also subject to the specific pre-approval of the audit committee. The pre-approval of services may be delegated to subcommittees consisting of one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Required Vote

To be approved, Proposal 3, the ratification of KPMG as independent auditors, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes “For” or “Against” will affect the outcome, and abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL 4 - TO AUTHORIZE THE BOARD, IN ITS SOLE DISCRETION, TO FILE
AMENDMENTS to the Company’s Certificate of Incorporation TO
effect THE REVERSE SPLIT AMENDMENT and in conjunction
therewith to reduce the number of authorized shares of
Common Stock available for issuance from 500 million shares to
200 Million Shares

Reasons for the Reverse Split Proposal

The Board believes that a reverse stock split as contemplated by the Reverse Split Proposal may be necessary or advisable, including with respect to maintaining compliance with Nasdaq’s minimum $1.00 bid price requirement, as described below, and improving liquidity of the Common Stock.

The Board has therefore adopted a resolution recommending to the Company’s stockholders for their approval an amendment that would authorize, but not obligate the Board, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding and treasury shares of Common Stock in a ratio of 1 share-for-5 shares up to a ratio of 1 share-for-20 shares (or any ratio in between), which ratio would be, subject to the Board’s discretion following stockholder approval. The Company believes that the availability of a range of reverse split ratios will provide the Company with the flexibility to implement the Reverse Split, if effected at all, in a manner designed to maximize the anticipated benefits for the Company and its stockholders. The general description of the Reverse Split Amendment set forth below is a summary only and is qualified in its entirety by and subject to the full text of the form of proposed amendment (the “Reverse Split Amendment”), which is attached as Annex B hereto.

Potential Effects of the Amendment

If the Board decides to implement the Reverse Split Amendment, the Company would communicate to the public, prior to the effective time of the Reverse Split Amendment, additional details regarding the Reverse Split Amendment (including the final reverse split ratio, as determined by the Board). The Board reserves the right to abandon the Reverse Split Proposal, and the reduction in the number of authorized shares of Common Stock available for issuance from 500 million shares to 200 million shares (the “Authorized Stock Adjustment”), even if approved by stockholders. By voting in favor of the Reverse Split Proposal, you are also expressly authorizing the Board to determine not to proceed with, and to abandon, the Reverse Split Amendment and the Authorized Stock Adjustment, in the Board’s sole discretion.

In determining whether to implement the Reverse Split Amendment following receipt of stockholder approval of the Reverse Split Amendment, and which reverse split ratio to implement, if any, the Board may consider, among other things, various factors, such as:

●	the Company’s ability to maintain its listing on Nasdaq;

●	the historical trading price and trading volume of the Common Stock;

●	the then-prevailing trading price and trading volume of the Common Stock and the expected impact of the reverse stock split on the trading market for the Common Stock in the short and long term;

●	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and

●	prevailing general market and economic conditions.

The failure of stockholders to approve the Reverse Split Amendment could prevent the Company from maintaining compliance with Nasdaq’s $1.00 minimum bid price requirement (the “Minimum Bid Price Requirement”). If Nasdaq delists the Common Stock, then the Common Stock would likely become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Common Stock may decline and certain institutions may not have the ability to trade in the Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Common Stock. If the Common Stock becomes significantly less liquid due to delisting from Nasdaq, the Company’s stockholders may not have the ability to liquidate their investments in the Common Stock as and when desired and the Company believes its access to capital may become significantly diminished as a result.

Reasons for the Reverse Stock Split

To maintain the Company’s Nasdaq Listing. The Common Stock is listed on Nasdaq. The Nasdaq Global Select Market’s continued listing standards require that the closing price of a listed company’s common stock not remain below $1.00 per share for a consecutive 30 business-day period (the “Minimum Bid Price Requirement”). The closing price of the Common Stock first fell below $1.00 during the first quarter of 2020 and has traded below $1.00 from time to time in the second quarter of 2020. If the closing price of the Common Stock fails to be at least $1.00 over a consecutive 30 business-day period, Nasdaq may provide the Company notice that it is not in compliance with its continued listing standards. Under Nasdaq continued listing standards, the Company will be afforded an initial cure period of 180 days, during which time it may return to compliance with Nasdaq’s continued listing standards if, at any time during the cure period, the closing share price is at least $1.00 per share, and the price remains at or above the level for at least the following 10 business days. The Nasdaq Staff retains discretion to extend this 10-business day period to determine that the Company has demonstrated an ability to maintain long-term compliance.

To potentially improve the liquidity of the Common Stock. A reverse stock split could allow a broader range of institutions to invest in the Common Stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of the Common Stock and potentially decreasing the volatility of the Common Stock if institutions become long-term holders of the Common Stock. A reverse stock split could help increase analyst and broker interest in the Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’

commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view a reverse stock split negatively since it reduces the number of shares of Common Stock available in the public market. If the Reverse Split Proposal is approved and the Board believes that effecting the Reverse Split is in the best interests of the Company and its stockholders, the Board may effect this reverse stock split, regardless of whether the Company’s stock is at risk of delisting from Nasdaq, for purposes of enhancing the liquidity of the Common Stock and to facilitate capital raising.

Certain Risks Associated with a Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the Reverse Split Proposal is intended, absent other factors, to increase the per share market price of the Common Stock. Other factors, however, such as the Company’s financial results, market conditions, the market perception of the Company’s business and other risks, including those set forth below and in the Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2019, may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the reverse stock split or that the market price of the Common Stock will not decrease in the future.

The Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Common Stock. As noted above, the principal purpose of the Reverse Split Proposal is to maintain the average per share market closing price of the Common Stock above $1.00 per share in order to comply with Minimum Bid Price Requirement under Nasdaq Listing Rules. However, the effect of the reverse stock split upon the market price of the Common Stock cannot be predicted with any certainty and the Company cannot assure you that the reverse stock split will accomplish this objective for any meaningful period of time, or at all. The Board believes that a reverse stock split has the potential to increase the market price of the Common Stock so that the Company may be able to satisfy the Minimum Bid Price Requirement. However, the long- and short-term effect of the reverse stock split upon the market price of the Common Stock cannot be predicted with any certainty.

In addition, the issuance of a substantial amount of shares of Common Stock or securities convertible into or exercisable for Common Stock in the future could cause downward pressure on the price of the Common Stock and there is no assurance that the market price for the Common Stock will remain at a level sufficient to satisfy the Minimum Bid Price Requirement.

The Reverse Stock Split May Decrease the Liquidity of the Common Stock. The Board believes that the reverse stock split may result in an increase in the market price of the Common Stock, which could lead to increased interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the reverse stock split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for the Common Stock, particularly if the price per share of the Common Stock does not increase as a result of the reverse stock split.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the reverse stock split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Common Stock following the reverse stock split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of the Company. The reverse stock split may be viewed negatively by the market and, consequently, could lead to a decrease in the overall market capitalization of the Company. If the per share market price of the Common Stock does not increase in proportion to the reverse split ratio, then the value of the Company, as measured by the market capitalization of the Company, will be reduced. Additionally, any reduction in the market capitalization of the Company may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the reverse stock split.

Impact of a Reverse Stock Split If Implemented

A reverse stock split would affect all holders of Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Reverse Split Amendment and the Authorized Stock Adjustment will be that:

●	the number of issued and outstanding shares of Common Stock (and treasury shares) will be reduced proportionately based on the final reverse split ratio, as determined by the Board;

●	based on the final reverse split ratio, the per share exercise price of all outstanding options and warrants will be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all outstanding options and warrants will be reduced proportionately;

●	the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final reverse split ratio; and

●	the number of authorized shares of Common Stock will be reduced to 200 million shares.

Although the number of outstanding shares of Common Stock would decrease following the Reverse Split, the Board does not intend for a reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The actual number of shares outstanding after giving effect to the Reverse Split Proposal will depend on the reverse split ratio that is ultimately selected by the Board. The table below illustrates certain, but not all, possible reverse stock split ratios, together with (i) the number of authorized shares of Common Stock resulting from a reduction of the number of authorized shares of Common Stock, from 500 million shares of Common Stock authorized currently authorized under the Company’s Certificate of Incorporation to 200 million shares if the Reverse Split and the Authorized Stock Adjustment are implemented, and (ii) the implied number of issued and outstanding shares of the Common Stock resulting from implementation of the Reverse Split and the Authorized Stock Adjustment, based on 30,421,241 shares of the Common Stock outstanding as of April 1, 2020.

Example Ratios within Delegated Range of Ratios	Number of Authorized Shares of Common Stock Following the Authorized Stock Adjustment	Implied Approximate Number of Issued and Outstanding Shares of Common Stock Following the Reverse Stock Split and Authorized Stock Adjustment*
1-for-5	200,000,000	6,084,248
1-for-10	200,000,000	3,042,124
1-for-20	200,000,000	1,521,062

*Excludes the effect of fractional share treatment.

The Company does not expect the reverse stock split itself to have any economic effect on its stockholders, debt holders or holders of warrants, options or restricted stock, except to the extent the reverse stock split will result in fractional shares.

Effects of the Reverse Stock Split

Management does not anticipate that the Company’s financial condition, the percentage ownership of Common Stock by management, the number of the Company’s stockholders or any aspect of the Company’s business will materially change as a result of the Reverse Split Amendment. Because the Reverse Split Amendment will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock the proposed Reverse Split Amendment will not alter the relative rights and preferences of existing stockholders, except to the extent the reverse stock split will result in fractional shares, as discussed in more detail below.

However, while the number of shares of Common Stock outstanding will be decreased by a ratio ranging from 1-to-5 to 1-to-20, the number of authorized shares of Common Stock will be 200 million and the number of authorized preferred shares of stock of 10 million will remain unchanged.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split Amendment will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on Nasdaq (other than to the extent it facilitates compliance with Nasdaq continued listing standards). Following the reverse stock split, the Common Stock will continue to be listed on Nasdaq, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP, number.

The rights of the holders of the Common Stock will not be affected by the Reverse Split Amendment, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Common Stock immediately prior to the effectiveness of the Reverse Split Amendment will generally continue to hold 2% of the voting power of the outstanding shares of the Common Stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the Reverse Split Amendment (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Split Amendment may result in some stockholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Split Amendment.

Effectiveness of Reverse Stock Split. The Reverse Split Amendment, if approved by the Company’s stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of the Reverse Split Amendment with the Secretary of State of the State of Delaware, which would take place at the Board’s discretion. The exact timing of the filing of the Reverse Split Amendment, if filed, would be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and the Company’s stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Reverse Split Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests or the best interests of its stockholders to proceed with the reverse stock split.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock. Currently, the Company is authorized to issue up to a total of 510,000,000 shares of capital stock, classified as 500,000,000 shares of Common Stock, of which 30,421,241 shares were issued and outstanding as of April 1, 2020, and 10,000,000 shares of preferred stock, none of which were issued and outstanding as of April 1, 2020. Concurrently with the effectiveness of the Reverse Split Amendment and the Authorized Stock Adjustment, if effected in the Board’s discretion, 200 million shares of Common Stock would be authorized for issuance and 10 million shares of Preferred Stock would be authorized for issuance.

Effect on Par Value; Reduction in Stated Capital. The proposed Reverse Split Amendment will not affect the par value of the Company’s stock, which will remain at $0.001 per share of

Common Stock and $0.001 per share of Preferred Stock. As a result, the stated capital on the Company’s balance sheet attributable to its Common Stock, which consists of the par value per share of Common Stock multiplied by the aggregate number of shares of Common Stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio selected by the Board. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between its stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the Common Stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares. If the reverse stock split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. The Company does not issue physical certificates to stockholders.

No Appraisal Rights. Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in the Reverse Split Proposal, and the Company will not independently provide its stockholders with any such rights.

Fractional Shares. The Company does not intend to issue fractional shares in connection with the reverse stock split. The Company currently anticipates that it will cause its exchange agent to aggregate all fractional share interests following the reverse stock split, sell the aggregated fractional shares interests into the market and allocate and distribute the net proceeds received from such sale (reduced by any customary brokerage fees, commissions and other expenses) among the stockholders who would otherwise hold a fractional share interest as a result of the reverse stock split on a pro rata basis. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment for their fractional share interest is received.

After the reverse stock split is effected, a stockholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Although the Company will pay any brokerage fees, commissions and other expenses related to the exchange agent’s selling in the open market shares that would otherwise be fractional shares, as described above, such expenses will reduce the cash amounts to be paid to stockholders in lieu of the receipt of fractional shares.

Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the reverse stock split. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The Company has not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (the “IRS”) with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

●	a bank, insurance company or other financial institution;

●	a tax-exempt or a governmental organization;

●	a real estate investment trust;

●	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●	a regulated investment company or a mutual fund;

●	a dealer or broker in stocks and securities, or currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a holder of Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

●	a person who holds Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●	a corporation that accumulates earnings to avoid U.S. federal income tax;

●	a person whose functional currency is not the U.S. dollar;

●	a U.S. holder who holds Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

●	a person subject to Section 451(b) of the Code; or

●	a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding Common Stock should consult its own tax advisor about the U.S. federal income tax consequences of the reverse stock split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Tax Consequences of the Reverse Stock Split Generally

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Common Stock generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the reverse stock split. U.S. holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the reverse stock split should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Common Stock surrendered exceeded one year at the effective time of the reverse stock split. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Common Stock pursuant to the reverse stock split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Required Vote

To be approved, Proposal 4, the Reverse Split Proposal, must receive “For” votes from a majority of the outstanding Common Stock entitled to vote thereon. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. Broker non-votes will also have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL 5 - APPROVAL, PURSUANT TO Nasdaq LISTING RULE 5635(d), OF
THE ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S ISSUED AND
OUTSTANDING Shares of COMMON STOCK PURSUANT TO A PURCHASE
AGREEMENT WITH LINCOLN PARK

The Company is submitting this proposal in order to obtain the requisite stockholder authorization in accordance with Nasdaq Listing Rules to sell shares of Common Stock, if it so chooses, to Lincoln Park in excess of 19.99% of the Company’s outstanding shares of Common Stock as of March 27, 2020, the date of the Purchase Agreement, as more fully described in “Background” below.

Background

As previously disclosed, on March 27, 2020, the Company and Lincoln Park entered into a Purchase Agreement, pursuant to which the Company has the right to sell to Lincoln Park shares of Common Stock, par value $0.001 per share having an aggregate value of up to $25,000,000 subject to certain limitations and conditions set forth in the Purchase Agreement The Company will control the timing and amount of any sales of shares of Common Stock to Lincoln Park pursuant to the Purchase Agreement.

Over the 36-month term of the Purchase Agreement, for up to an aggregate amount of $25,000,000 of shares of Common Stock (subject to specified limitations and conditions), the Company has the right, but not the obligation, from time to time, in its sole discretion, to direct Lincoln Park to purchase up to 200,000 shares (the “Regular Purchase Share Limit”) of the Common Stock (each such purchase, a “Regular Purchase”). The Regular Purchase Share Limit will increase to 250,000 shares if the closing price of the Common Stock on the applicable purchase date is not below $1.00 per share and will further increase to 300,000 shares if the closing price of the Common Stock on the applicable purchase date is not below $1.50 per share. In any case, Lincoln Park’s maximum obligation under any single Regular Purchase will not exceed $1,000,000, unless the Company and Lincoln Park mutually agree to increase the maximum amount of such Regular Purchase. The purchase price for shares of Common Stock to be purchased by Lincoln Park under a Regular Purchase will be equal to the lower of (in each case, subject to the adjustments described in the Purchase Agreement): (i) the lowest sale price for the Common Stock on the applicable purchase date and (ii) the arithmetic average of the three lowest sales prices for the Common Stock during the 10 consecutive trading days prior to the purchase date.

Requirement to Seek Stockholder Approval

As a result of the Company’s listing on The Nasdaq Global Select Market, issuances of Common Stock are subject to the Nasdaq Marketplace Rules, including Rule 5635(d), which requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of more than 19.99% of its outstanding shares of the Common Stock (or securities convertible into or exercisable for shares of the Common Stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Accordingly, the Company may not issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) (or 5,991,912 shares, based on 29,959,565 shares outstanding immediately prior to the execution of the Purchase Agreement, of which 3,603,642 have been issued and sold as of the record date) unless (i) the Company obtains stockholder approval, or (ii) the average price of all applicable sales of Common Stock to Lincoln Park under the Purchase Agreement equals or exceeds $0.4719 (the “Minimum Price”), such that issuances and sales of Common Stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under the Nasdaq 20% Rule. In any event, the Purchase Agreement specifically provides that the Company may not issue or sell any shares of Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

In order to comply with the Nasdaq 20% Rule and to satisfy conditions under the Purchase Agreement that might limit the Company’s ability to issue shares of Common Stock to Lincoln Park and raise needed funds, the Company is seeking stockholder approval to permit issuance of more than 19.99% of the Common Stock to Lincoln Park pursuant to the Purchase Agreement. In order to provide a reasonable reserve of shares for potential issuance from time to time under the Purchase Agreement, the Company is seeking stockholder approval for the issuance of up to an aggregate of 50 million shares of the Common Stock (subject to adjustment if the Reverse Split is effected) under the Purchase Agreement. The Company would seek additional stockholder approval before issuing more than such 50 million shares (again subject to adjustment if the Reverse Split is effected).

Required Vote

To be approved, Proposal 5, the approval pursuant to Nasdaq Listing Rule 5635(d) of the issuance of more than 19.99% of the Company’s issued and outstanding shares of Common Stock pursuant to the Purchase Agreement with Lincoln Park, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes “For” or “Against” will affect the outcome, and abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 6.

EXECUTIVE OFFICERS

The following table sets forth information concerning the Company’s executive officers:

Name	Age	Position
Daniel S. Goldberger	61	Chief Executive Officer, Director
Brian Posner	58	Chief Financial Officer

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the Company’s executive officer who is not currently a director. Information with respect to the Company’s Chief Executive Officer, Daniel S. Goldberger, is set forth above in “Continuing Directors - Class I Directors (Terms Expiring in 2022).”

Brian Posner

Brian Posner, 58, has served as the Company’s Chief Financial Officer since April 2019. He joined the Company from Cellectar Biosciences, where he most recently served as chief financial officer from April 2018 to March 2019. Prior to Cellectar, Mr. Posner was chief financial officer at Alliqua BioMedical from 2013 to 2018, chief financial officer at Ocean Power Technologies from 2010 to 2013 and chief financial officer at Power Medical Interventions in 2009. Before such time, Mr. Posner spent nine years at Pharmacopeia from 1999 to 2008, where he served as director of finance before serving as chief financial officer from 2006 to 2008 upon Pharmacopeia’s acquisition by Ligand Pharmaceuticals. Before his employment with Pharmacopeia, Mr. Posner was chief financial officer and vice president of operations at Photosynthetic Harvest, a start-up biotechnology company, and regional chief financial officer at Omnicare. Mr. Posner began his career as an audit supervisor at Coopers & Lybrand, which merged with Price Waterhouse to become PricewaterhouseCoopers. Mr. Posner earned an MBA in Managerial Accounting from Pace University’s Lubin School of Business and a BA in Accounting from Queens College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s shares of Common Stock as of March 15, 2020 for:

●	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of its shares of Common Stock;

●	each of the Company’s named executive officers;

●	each of the Company’s directors; and

●	all of the Company’s current executive officers and directors as a group.

The percentage ownership information is based upon 29,959,565 shares of Common Stock outstanding as of March 15, 2020. The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of stock options or warrants that were outstanding on March 15, 2020 and which are exercisable on or before May 14, 2020, which is 60 days after March 15, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o electroCore, Inc., 150 Allen Road, Suite 201, Basking Ridge, NJ 07920.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Stockholders:
Merck Global Health Innovation Fund, LLC	3,346,032	11.2
Named Executive Officers and Directors:
Michael G. Atieh(1)	122,599	*
Peter Cuneo(2)	---	*
Nicholas Colucci(3)	93,799	*
Joseph P. Errico(4)	4,170,876	13.7%
Thomas J. Errico, M.D.(5)	3,538,012	11.8%
John P. Gandolfo(6)	---	---
Daniel S. Goldberger(7)	---	---
Trevor J. Moody(8)	90,351	*
Stephen L. Ondra, M.D.(9)	65,633	*
Thomas M. Patton(10)	---	*
Brian Posner(11)	36,250	*
James L.L. Tullis(12)	366,642	1.2%
Peter Staats(13)	510,240	1.7%
Francis R. Amato(14)	1,309,310	4.2%
All current directors and named executive officers as a group (14 persons)	7,859,299	24.9%

*Denotes less than one percent.

(1)	Represents 60,614 shares of Common Stock, 3,968 warrants to purchase shares of Common Stock and 58,017 options to purchase shares of Common Stock.

(2)	Mr. Cuneo joined the Board on April 2, 2020 and received a grant of 150,000 options to purchase Common Stock, vesting in 36 equal monthly installments from the grant date.

(3)	Represents 49,217 shares of Common Stock held directly by Mr. Colucci; 3,660 shares of Common Stock issuable pursuant to outstanding stock options that vest within 60 days after March 15, 2020; and 40,922 shares of Common Stock issuable pursuant to restricted stock units that vest within 60 days after March 15,2020.

(4)	Represents 1,152,500 shares of common stock held directly by Mr. Errico; 164,574 shares of common stock held directly by Mr. Errico’s minor children and a trust for the benefit of Mr. Errico’s spouse and minor children; 344,906 shares of common stock and warrants held for the benefit of Mr. Errico and his spouse, minor children and a trust for their benefit indirectly by CV II, CV IV and certain other entities controlled by Joseph P. Errico and Dr. Thomas J. Errico (the “Other Entities”); 402,963 shares of Common Stock issuable pursuant to outstanding stock options that vest within 60 days after March 15, 2020; and 6,426 shares of Common Stock issuable pursuant to restricted stock units that vest within 60 days after March 15, 2020. Also includes 2,099,507 shares and warrants held by CV II, CV IV, and the Other Entities for the benefit of persons other than Mr. Errico. Mr. Errico serves as a manager of CV II, CV IV, and certain of the Other Entities and has or shares voting control over such shares and warrants. Joseph P. Errico and Thomas J. Errico, M.D., are the managing members of CV II, and as such have shared voting and dispositive power over the shares and warrants held by these entities, including 646,342 shares of Common Stock and warrants to purchase 273,690 shares of Common Stock.

(5)	Represents 1,007,282 shares of common stock held directly by Dr. Errico; 19,454 shares of common stock held directly by a trust for the benefit of Dr. Errico’s family members; 52,661 shares of common stock and warrants held for the benefit of Dr. Errico indirectly by CV II, CV IV, and the Other Entities; and 62,419 options to purchase shares of common stock and 4,444 shares of Common Stock settleable pursuant to deferred stock units that vest within 60 days after march 15, 2020. Also includes 2,391,752 shares and warrants held by CV II, CV IV, and the Other Entities for the benefit of persons other than Dr. Errico. Dr. Errico serves as a manager of CV II, CV IV, and certain of the Other Entities and has or shares voting control over such shares and warrants. Joseph P. Errico and Thomas J. Errico, M.D., are the managing members of CV II, and as such have shared voting and dispositive power over the shares and warrants held by these entities, including 646,342 shares of Common Stock and warrants to purchase 273,690 shares of Common Stock.

(6)	Mr. Gandolfo joined the Board on April 2, 2020 and received a grant of 150,000 deferred stock units, vesting in 36 equal monthly installments from the grant date.

(7)	Does not include 215,053 unvested restricted stock units and 764,331 unvested stock options held by Mr. Goldberger.

(8)	Represents 47,964 shares of Common Stock held directly by Mr. Moody; 1,465 shares of Common Stock issuable pursuant to outstanding stock options that vest within 60 days after March 15, 2020; and 40,922 shares of Common Stock settleable pursuant to restricted stock units that vest within 60 days after March 15, 2020.

(9)	Represents 65,633 options to purchase shares of Common Stock that vest within 60 days after March 15, 2020.

(10)	Mr. Patton joined the Board on April 2, 2020 and received a grant of 150,000 restricted stock units, vesting in 36 equal monthly installments from the grant date.

(11)	Represents 10,000 shares of Common Stock held directly by Mr. Posner and 26,250 options to purchase shares of Common Stock that vest within 60 days after March 15, 2020.

(12)	Represents 253,105 shares of Common Stock held directly by Mr. Tullis, 68,008 shares of Common Stock held directly by his spouse and family trusts, 163 options to purchase shares of Common Stock exercisable within 60 days after March 15, 2020. Also includes 45,366 deferred stock units subject to deferred settlement within 60 days after March 15, 2020.

(13)	Represents 84,584 shares of Common Stock held directly by Dr. Staats, 6,597 shares of Common Stock held directly by his spouse; 318,094 shares of Common Stock and warrants held by CV II, CV IV, and WaveCore LLC for the benefit of Dr. Staats; 9,772 restricted stock awards, and 91,193 options to purchase shares of Common Stock that vest within 60 days after March 15, 2020.

(14)	Represents 418,374 shares of common stock held directly by Mr. Amato, and 890,936 options to purchase shares of Common Stock that vest within 60 days after March 15, 2020.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s shares of Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION

The Company is currently an emerging growth company and is thus subject to the scaled reporting rules applicable to emerging growth companies. The following section describes, under such scaled reporting rules, the compensation the Company paid to its named executive officers (“NEOs”) for 2019. For 2019, the Company’s NEOs include all individuals serving as principal executive officer during the year; its other executive officer at year-end, as well as two other former executive officers whose compensation was higher in 2019 than that of such other executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-equity incentive plan compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Daniel S. Goldberger	2019	125,000	62,500	400,000	1,201,933	--	--	1,789,433
Chief Executive Officer	2018	---	---	---	---	---	---	---
Brian Posner	2019	263,541	100,000	130,000	618,476	---	16,996	1,129,013
Chief Financial Officer	2018	---	---	---	---	---	---	---
Francis R. Amato	2019	1,134,375	---	735,846	1,569,422	---	48,264	3,487,907
Former Chief Executive Officer	2018	446,125	250,000	---	487,500	150,000	20,395	1,354,020
Joseph P. Errico	2019	753,916	---	172,744	518,095	---	22,368	1,467,123
Former Chief Science and Strategy Officer	2018	389,792	125,000	---	442,000	150,000	20,395	1,127,187
Peter S. Staats, MD	2019	72,919	---	464,857	501,856	---	165,496	1,205,128
Chief Medical Officer	2018	338,333	105,000	---	260,000	---	20,395	723,728

1        Includes $800,000 severance payment for Francis R. Amato for 2019 and a $581,000 severance payment for Joseph P. Errico for 2019.

2        Bonuses in this column represent discretionary (or in the case of Daniel S. Goldberger’s bonus for 2019, contractual) cash bonuses approved by the Board and/or compensation committee of the Board for 2018 or 2019, as applicable.

3        Represents the value of (i) restricted stock units, (ii) deferred stock units and (iii) restricted shares determined using the grant date fair value computed in accordance with FASB ASC 718. See Note 18 to the consolidated financial statements of the Company for the fiscal years ended December 31, 2018 and December 31, 2019 in the Form 10-K filed by the Company on March 30, 2020, for additional information.

Francis R. Amato received awards of restricted stock units with a grant date fair value of $500,000 in April 2019 and $50,000 in June 2019. Mr. Amato stepped down as Chief Executive Officer of the Company, effective October 1, 2019. Pursuant to his separation agreement with the Company, the vesting of Mr. Amato’s restricted stock units was accelerated, resulting in incremental fair value equal to $185,846.

Peter S. Staats stepped down as Chief Medical Officer of the Company and became a part-time consultant to the Company as of April 1, 2019. In connection therewith, Dr. Staats received restricted shares with a grant date value of $67,500. In addition, restricted shares received by him in 2018 in connection with the IPO were modified in 2019 to continue to vest as long as he was providing reasonable transition services to the Company, resulting in incremental fair value equal of $397,357. Dr. Staats rejoined the Company as its part-time Chief Medical Officer in January 2020.

4        Includes the value of stock options determined using the grant date fair value computed in accordance with FASB ASC 718. See Note 18 to the consolidated financial statements of the Company for the fiscal years ended December 31, 2018 and December 31, 2019 in the Form 10-K filed by the Company on March 30, 2020, for additional description of the assumptions used in the valuation.

Mr. Amato received an award of options with a grant date fair value of $1,500,000 in April 2019. Modification of the post-termination expiration/exercise period of his 2018 and 2019 options in connection with his separation agreement resulted in incremental fair value equal to $69,422.

Pursuant to his consulting agreement, Dr. Staats received 47,000 stock options with a grant date fair value of $251,274 in 2019. In addition, pursuant to his consulting agreement, Dr. Staats’ options granted in 2018 were modified in 2019 to extend their vesting and expiration period, resulting in incremental fair value equal to $250,582.

Also includes, with respect to Mr. Amato, Mr. Errico and Dr. Staats, for 2018, the grant date fair value of Common Units issued as Profits Interests in Electrocore, LLC prior to the IPO, computed in accordance with FASB ASC 718. See Note 18 to the consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2019 in the Form 10-K filed by the Company on March 30, 2020, for a description of the assumptions used in valuing these Common Units. These Common Units constituted profits interests for U.S. federal income tax purposes. Despite the fact that the Common Units that constituted Profits Interests did not require the payment of an exercise price, for purposes of this table the Company believes they are most similar economically to stock options and are properly classified as options under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.”

5        Represents the respective contingent cash bonuses paid to Mr. Amato and Mr. Errico in connection with completion of the IPO.

6        These amounts consist of payments of health care premiums and contributions to health savings accounts on behalf of the named executive officer. For Mr. Amato and Dr. Staats this other compensation for 2019 additionally includes consulting fees of $26,500 and $157,500, respectively.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Executive Compensation Philosophy

The Company reviews compensation annually for all employees, including its NEOs. The Company’s compensation philosophy is centered around two key tenets: (1) building long-term value for the Company’s stockholders, and (2) driving employee engagement. To that end, the Company’s executive compensation program is grounded in the following principles:

Attraction and Engagement	Enable the Company to attract highly-talented people with exceptional leadership capabilities and engage high-caliber talent.
Competitiveness	Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which the Company competes for business and leadership talent.
Stockholder Alignment	Deliver majority of compensation through pay elements that are designed to create long-term value for the Company’s stockholders, as well as foster a culture of ownership.

The Decision-Making Process

In establishing NEO compensation (base salaries, bonuses and annual equity incentive awards), the Company considers the following:

●	the relative importance of each NEO’s role and responsibilities;

●	how the NEO has performed relative to these roles and responsibilities;

●	overall company performance; and

●	compensation for comparable positions in the market (as defined by a combination of identified industry comparables and industry/size-specific survey data)

The compensation committee oversees the executive compensation program for the Company’s NEOs. The committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year and ensures that the executive compensation program supports the Company’s business goals and aligns with stockholder interests.

The Board has historically determined the Company’s executives’ compensation. Since the Company’s IPO, the compensation committee was tasked with the review and approval of compensation for all executive officers other than the CEO. The Company’s compensation committee typically reviews and discusses management’s proposed compensation with the Company’s CEO for all executives other than the Company’s CEO.

For the CEO, the compensation committee reviews and recommends to the Board for approval annual compensation targets and associated performance goals. Based on those discussions and after receiving recommendations from the compensation committee, the Board, in its discretion and without members of management present, discusses and ultimately approves the compensation of the Company’s CEO.

In 2019, the compensation committee continued its retention of Pearl Meyer, a compensation consulting firm, to evaluate the Company’s executive compensation program. Pearl Meyer’s engagement included assisting the compensation committee with the selection of a peer group of companies for benchmarking the Company’s existing executive compensation, including its equity incentive plan and option granting practices, and an analysis of its Director Compensation Policy. In 2019, Pearl Meyer presented the compensation committee with an updated competitive compensation analysis of the NEOs and other senior executives versus the Company’s updated pre-defined peer group and industry/size specific survey data. In addition to the competitive market analysis, Pearl Meyer updated the compensation committee on new developments in areas that fall within the compensation committee’s jurisdiction and advised the compensation committee regarding all of its responsibilities.

In general, the Company’s compensation committee focuses on the following principal pay elements:

Element	Target Positioning vs. Market	Primary Objectives
Base Salary	At or Below Median	● Attract and retain high-performing and experienced individuals ● Provide steady source of income
Annual Cash Bonus	At or Below Median	● Motivate executives to achieve challenging short-term performance goals
Long-Term Equity Incentives	At Median

● Align executives’ interests with those of stockholders

● Align with long-term business strategy

● Retain executive talent through multi-year vesting schedules

● Motivate sustainable performance that creates long-term value for stockholders

The compensation consultant serves at the pleasure of the compensation committee rather than us, and the compensation consultant’s fees are approved by the compensation committee.

Annual Base Salary

For 2019, Mr. Goldberger received a base salary of $500,000 per annum, and Mr. Posner received a base salary of $325,000 per annum.

For 2018, Mr. Amato received a base salary of $400,000 per annum, which was increased to $475,000 per annum following our IPO. Effective April 1, 2019, he was entitled to a 2019 base salary of $500,000 per annum, which was voluntarily reduced to $450,000 per annum in May 2019 in connection with our redeployment and expense reduction plan.

For 2018, Mr. Errico received a base salary of $350,000 per annum, which was increased to $415,000 per annum following our IPO. Mr. Errico’s base salary was not increased in 2019 prior to his resignation as Chief Science and Strategy Officer.

For 2018, Dr. Staats received a base salary of $280,000 per annum, which was increased to $350,000 per annum following our IPO. Dr. Staats’ base salary was not increased in 2019 prior to his resignation as Chief Medical Officer.

Annual Bonus

The Company offers its NEOs the opportunity to earn annual discretionary cash bonuses, as determined by the Board or the compensation committee annually at their discretion. Actual bonus amounts for the Company’s NEOs are determined by its compensation committee after consideration of the Chief Executive Officer’s recommendations (except with respect to his individual bonus). The Company’s Chief Executive Officer makes recommendations to the compensation committee regarding annual bonus payouts for the executive officers other than himself and does not participate in any discussions with the compensation committee regarding his own compensation.

For 2018, annual bonuses were based on such factors as the Board and the compensation committee deemed appropriate, including a variety of individual and Company priorities and objectives relating to 2018, as well as the individual NEO’s performance as it related to his area of responsibility. In addition to the 2018 annual bonus payouts that were approved in the first quarter of 2019, in June 2018 the Board and compensation committee also approved bonus payments in connection with the Company’s successful completion of its IPO for certain NEOs as referenced in footnote 3 to the Summary Compensation Table above.

For 2019, annual bonuses were based on such factors as the Board and the compensation committee deemed appropriate, including a variety of individual and Company priorities and objectives relating to 2019, as well as the individual NEO’s performance as it related to his area of responsibility, and with respect to Mr. Goldberger, his contractual bonus.

Subsequent to entering into his offer letter, Mr. Posner also received a one-time cash retention bonus opportunity of $100,000 in August 2019, which was satisfied as of April 1, 2020 and paid on April 15, 2020.

Long-Term Incentives

The Company’s equity-based incentive awards are designed to align the Company’s interests with those of its employees and consultants, including its executive officers. The Company’s compensation committee is responsible for approving equity grants for executive officers other than the CEO. As noted above, CEO equity awards are recommended by the compensation committee for approval by the Board. The Company’s executives generally are awarded an initial new hire grant upon commencement of employment.

Following the Company’s IPO, all employee equity awards have been granted pursuant to the 2018 Omnibus Incentive Compensation Plan. All options are granted with a per share exercise price equal to no less than the closing price of the Common Stock on the Nasdaq Stock Market on or immediately prior to the date of grant. Both time-vested stock options and restricted stock generally vest over a four-year period.

Equity Compensation

The Company generally has granted equity awards to its employees, including its NEOs, as the long-term incentive component of its compensation program.

Upon joining the Company in October 2019, Mr. Goldberger received an initial grant of 764,331 options to purchase shares of Common Stock, at an exercise price of $1.86 per share, and 215,053 restricted stock units. Subject to accelerated vesting in certain circumstances, one-fourth of the option and the restricted stock units vest on each of the first four anniversaries of October 1, 2019, subject to Mr. Goldberger’s continued employment with the Company on the applicable vesting dates.

Upon joining the Company in March 2019, Mr. Posner received an initial grant of 105,000 options to purchase shares of Common Stock, at an exercise price of $8.06 per share. 25% of the options vested on March 11, 2020 and the remainder vest in equal quarterly installments over the succeeding three year period, subject to Mr. Posner’s continued employment with the Company on the applicable vesting dates. He was also awarded a retention equity grant of 73,033 restricted stock units in July 2019. 50% of the restricted stock units vest 12 months from the date of grant, 25% vest 18 months from the date of grant, and the remainder vests 24 months from the date of grant.

In April 2019, Mr. Amato was granted 307,125 options to purchase shares of Common Stock, at an exercise price of $6.72 per share, and 74,404 restricted stock units. 25% of the options and restricted stock units vest on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the succeeding three year period. Mr. Amato resigned as Chief Executive Officer effective October 1, 2019 (the “Amato Separation Date”). Pursuant to the Separation and Release Agreement, dated June 10, 2019, between the Company and Mr. Amato (the “Amato Separation Agreement”), the foregoing options and restricted stock units vested on the Separation Date, and the options will be exercisable until October 1, 2020.

In April 2019, Mr. Errico was granted 106,112 options to purchase shares of Common Stock, at an exercise price of $6.72 per share, and 25,706 restricted stock units. 25% of the options and restricted stock units vest on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the succeeding three year period. Mr. Errico served as Chief Science and Strategy Officer until May 31, 2019. Pursuant to the Separation and Release Agreement, dated May 31, 2019, between the Company and Mr. Errico (the “Errico Release Agreement”), the foregoing options and restricted stock units will continue to vest and to be exercisable in accordance with the applicable grant agreements until Mr. Errico ceases to be a member of the Board. At such time, all vesting will cease and Mr. Errico’s vested options and restricted stock units will be exercisable and settled in accordance with the applicable grant agreements.

Dr. Staats did not receive any equity compensation in 2019 for his service as Chief Medical Officer. See footnotes 3 and 4 to the Summary Compensation Table regarding equity awards to Dr. Staats in connection with him becoming a part-time consultant to the Company in April 2019.

Stock Ownership Guidelines

To align the interests of the Company’s management and directors with those of its stockholders, the Board of Directors concluded that certain of the Company’s executives and non-employee directors should have a significant financial stake in the Company’s stock. To further that goal, the Company has implemented stock ownership guidelines. The executives and non-employee directors are required to hold a specific level of equity ownership as outlined below:

●	CEO – 3 times base salary

●	Senior Executives (inclusive of other NEOs) – 2 times base salary

●	Non-Employee Directors – 3 times annual Board cash retainer

Individuals will have five years from commencement of the program or their employment (whichever is later) to achieve this goal. Individuals subject to these stock ownership guidelines may not at any time, including during the five-year timeframe referenced above, sell any shares following the exercise of options, the vesting of restricted stock or restricted stock units, or the payment of deferred stock units, until the required minimum stock ownership threshold has been met. However, shares may be sold pursuant to a 10b5-1 sales plan adopted by an individual or to pay certain tax withholding obligations.

Other Compensation and Benefits

The Company’s NEOs are eligible to participate in the Company’s employee benefit plans and programs, including medical and dental benefits and flexible spending accounts, to the same extent as the Company’s other full-time employees, subject to the terms and eligibility requirements of those plans. The Company also sponsors a 401(k) defined contribution plan in which its NEOs may participate, subject to limits imposed by the Internal Revenue Code, to the same extent as its other full-time employees. Currently, the Company does not match any of the contributions made by participants in the 401(k). These guidelines are overseen by the compensation committee and are subject to change from time to time.

Employment Agreements

The Company’s current executive officers are not party to employment agreements with a fixed term. They are employed on an at-will basis, subject to the terms of (i) their respective offer letters, and (ii) the Executive Severance Policy described below.

Daniel S. Goldberger

Pursuant to his Offer Letter (the “Goldberger Agreement”), Mr. Goldberger is entitled to an annual base salary of $500,000, as the same may be adjusted in the Company’s discretion. In addition, Mr. Goldberger is entitled to receive, subject to employment by the Company on the applicable date of bonus payout, an annual target discretionary bonus of up to 50% of his annual base salary, payable at the discretion of the Board or the Compensation Committee, provided that Mr. Goldberger was entitled to a bonus for 2019 of at least $62,500, which was the amount he received in March 2020. Pursuant to the Goldberger Agreement, Mr. Goldberger is also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, to participate in the Company’s 401(k) plan and to receive paid time off annually in accordance with the Company’s policies in effect from time to time. Additionally, the Goldberger Agreement provides Mr. Goldberger with expense reimbursement for up to $100,000 of moving expenses.

Brian Posner

Pursuant to his Offer Letter (the “Posner Agreement”), Mr. Posner was entitled to an annual base salary of $325,000, which was increased to $345,000 in 2020. In addition, Mr. Posner is entitled to receive, subject to employment by the Company on the applicable date of bonus payout, an annual target discretionary bonus of up to 40% of his annual base salary, payable at the discretion of the Board or the Compensation Committee. Pursuant to the Posner Agreement, Mr. Posner is also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, to participate in the Company’s 401(k) plan and to receive paid time off annually in accordance with the Company’s policies in effect from time to time.

The Posner Agreement was amended on August 8, 2019 to provide a one-time cash retention bonus of $100,000, which was paid in April 2020.

Francis R. Amato

Pursuant to his Offer Letter (the “Amato Agreement”), Mr. Amato was entitled to an annual base salary of $400,000, and an annual target discretionary bonus of up to 17.5% of his annual base salary. Pursuant to the Amato Agreement, Mr. Amato was also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, to participate in the Company’s 401(k) plan and to receive paid time off annually in accordance with the Company’s policies in effect from time to time. Mr. Amato’s base salary was increased to $475,000 following the IPO. Effective April 1, 2019, he was entitled to a 2019 base salary of $500,000, which was voluntarily reduced to $450,000 in May 2019 in connection with a redeployment and expense reduction plan. Mr. Amato resigned as the Company’s Chief Executive Officer effective October 1, 2019.

On November 1, 2019, the Company entered into a consulting agreement with Mr. Amato (the “Amato Consulting Agreement”). Under the Amato Consulting Agreement, Mr. Amato provides certain consulting services to the Company for hourly compensation of $500 per hour. The Amato Consulting Agreement was terminated in April 2020.

Joseph P. Errico

Pursuant to his Offer Letter (the “Errico Agreement”), Mr. Errico was entitled to an annual base salary of $350,000, which was increased to $415,000 following the IPO, and an annual discretionary bonus. Pursuant to the Errico Agreement, Mr. Errico was also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, to participate in the Company’s 401(k) plan and to receive paid time off annually in accordance with the Company’s policies in effect from time to time. Mr. Errico served as Chief Science and Strategy Officer until May 31, 2019.

On February 1, 2020, the Company entered into a consulting agreement with Mr. Errico (the “Errico Consulting Agreement”). Under the Errico Consulting Agreement, Mr. Errico provides certain consulting services to the Company for hourly compensation of $500 per hour. The Errico Consulting Agreement expires on December 31, 2020, and may be extended by mutual agreement.

Peter Staats

Prior to stepping down as Chief Medical Officer in April 2019, pursuant to his Offer Letter (the “Prior Offer Letter”), Dr. Staats was entitled to an annual base salary for a four-day workweek of $280,000, which was increased to $350,000 following the IPO, and an annual discretionary bonus. Pursuant to the Prior Offer Letter, Dr. Staats was also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, and reimbursement for continuing education credits.

Dr. Staats rejoined the Company as Chief Medical Officer in January 2020. Pursuant to his current Offer Letter, Dr. Staats is entitled to an annual base salary of $180,000 for a two-and-a-half day workweek, and is also eligible to participate in the Company’s 401(k) plan.

OUTSTANDING EQUITY AWARDS AT END OF 2019

The following table provides information about outstanding options, units and stock awards issued by the Company held by each of the Company’s NEOs as of December 31, 2019. None of the Company’s NEOs held any other equity awards from the Company as of December 31, 2019.

Outstanding Equity Awards as of December 31, 2019

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Daniel S. Goldberger	---	764,331	1.86	10/1/29	10/1/19	215,053	341,934
Joseph P. Errico (1)	290,235	240,616	15.00	6/21/28	6/21/18	25,706	40,873
	---	106,112	6.72	4/1/29	4/1/19	---	---
Brian Posner	---	105,000	8.06	3/11/29	3/11/19	73,033	116,122
Peter Staats(2)	53,683	77,252	15.00	6/21/28	6/21/18	36,988	58,811
	23,500	23,500	7.52	3/27/29	3/27/19	4,488	7,136
Francis R. Amato (3)	583,811	---	15.00	9/30/20	6/21/18	---	---
	307,125	---	6.72	9/30/20	4/1/19	---	---

(1)	Mr. Errico served as the Company’s Chief Science and Strategy Officer from July 2016 until May 2019.

(2)	Dr. Staats served as Chief Medical Officer of the Company until he stepped down as Chief Medical Officer of the Company and became a part-time consultant to the Company as of April 1, 2019. He rejoined the Company as part-time Chief Medical Officer in January 2020.

(3)	Mr. Amato served as the Company’s Chief Executive Officer from July 2016 until September 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the Company’s Executive Severance Policy, if the Company terminates an eligible member of its senior management team without “cause” or if the executive resigns for “good reason” (as those terms are defined below), the Company will provide the following severance benefits: (i) severance payment in an amount equal to six months of base salary (or one year of base salary and target bonus in the case of the Company’s Chief Executive Officer or Chief

Science and Strategy Officer) payable in equal installments over the six-month or one-year period, as applicable, and (ii) reimbursement of COBRA premiums for group health continuation coverage paid by the terminated executive for the duration of the “severance period” (as defined below). If the termination without cause or resignation for good reason occurs within two years after a “change in control” the Company will provide the following severance benefits in lieu of the benefits provided in the previous sentence: (i) a lump sum severance payment in an amount equal to one year of base salary (or one and one-half (1.5) years of the sum of base salary and target bonus in the case of the Company’s Chief Executive Officer or Chief Science and Strategy Officer), and (ii) reimbursement of COBRA premiums for group health continuation coverage paid by the terminated executive for the duration of the severance period, and (iii) acceleration of vesting for all outstanding equity compensation and an extension of the period of time to exercise outstanding stock options and stock appreciation rights until the earlier of 150 days following the executive’s termination of employment or the original expiration date for such options or stock appreciation rights.

For purposes of the Executive Severance Policy, “cause” means any of the following: (a) the executive’s willful failure to fulfill, in any material respect, his or her duties and responsibilities to the Company (other than by reason of death, illness or disability); (b) the executive’s willful misconduct, gross negligence or willful acts of personal dishonesty in the performance of his or her duties to the Company that directly, materially and demonstrably impairs or damages the Company’s property, goodwill, reputation, business or finances; (c) the conviction of, or plea of nolo contendere by, the executive to, a felony or a crime involving moral turpitude that materially and demonstrably impairs or damages the Company’s property, goodwill, reputation, business or finances; (d) the executive’s commission of fraud or embezzlement against us; (e) the executive’s willful or intentional violation of any lawful policy that directly, materially and demonstrably impairs or damages the Company’s property, goodwill, reputation, business or finances; or (f) the executive’s breach of the terms of any confidentiality and assignment agreement, which contains restrictive covenants in favor of us.

For purposes of the Executive Severance Policy “good reason” means any of the following (a) any material reduction in the executives base annual compensation prior to a “change in control”; provided, however, that a reduction in the executives base annual compensation will not constitute “good reason” if the Company reduces the annual base compensation of all participants in the Executive Severance Policy on a substantially equivalent basis; (b) any material reduction in the executive’s base annual compensation during the period commencing on or after a “change in control” and ending on the second anniversary of a “change in control”; (c) any material diminution in the executive’s authority, duties, offices, title or responsibilities; or (d) a transfer of executive’s principal place of employment to a location that is more than 30 miles from the executive’s then current principal place of employment.

For purposes of the Executive Severance Policy, “severance period” means the number of months set forth in the table below based on the executive’s employment position at the time of his involuntary termination of employment that results in the executive’s termination for “good reason”:

Severance Period
Employment Position	Prior to a Change in Control or on or After the Second Anniversary of a Change in Control	Two-Year Period After a Change in Control
CEO or Chief Science and Strategy Officer:	12 months	18 months
All Other Participants:	6 months	12 months

In connection with the appointment of Mr. Posner as Chief Financial Officer effective April 2019, the Company agreed to increase (i) the severance period for Mr. Posner under the Executive Severance Policy from six months to 12 months, and (ii) the Severance Multiple (as defined in the Executive Severance Policy) payable to Mr. Posner from 0.5 to 1.0.

Pursuant to the Amato Separation Agreement, Mr. Amato received the severance payments he was entitled to under the Executive Severance Policy in a lump sum payment upon the Separation Date.

Pursuant to the Errico Release Agreement, Mr. Errico (i) received severance of 12 months’ salary and target bonus, aggregating $581,000, which was paid in seven equal installments through the end of 2019, and (ii) is entitled to receive payment of or reimbursement for any COBRA coverage for a period of 12 months.

Dr. Staats stepped down as Chief Medical Officer of the Company and became a part-time consultant to the Company as of April 1, 2019. In connection therewith, the Company and Dr. Staats entered into a letter agreement, dated March 25, 2019 (the “Staats Agreement”), pursuant to which Dr. Staats was entitled to (i) $175,000 in six monthly installments if the Staats Agreement was terminated (other than for cause) or not extended beyond its initial term, in each case in 2019, and (ii) $105,000 in six monthly installments upon the Staats Agreement being terminated (other than for cause) in 2020. In connection with Dr. Staats rejoining the Company in January 2020, the Company and Dr. Staats entered into a new letter agreement, pursuant to which the Company agreed to pay Dr. Staats $175,000 in monthly installments over a 14-month period beginning January 2020.

DIRECTOR COMPENSATION TABLE

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total ($)
Michael G. Atieh	23,333	---	100,000	123,333
Nicholas Colucci	21,458	100,000	---	121,458
Carrie S. Cox	30,208	150,000	---	180,208
Peter Cuneo*	---	---	---	---
Thomas J. Errico, M.D.	20,938	---	100,000	120,938
John P. Gandolfo*	---	---	---	---
Trevor J. Moody	18,750	100,000	---	118,750
Stephen L. Ondra, M.D.	18,229	---	100,000	118,229
Thomas M. Patton*	---	---	---	---
James L.L. Tullis	20,000	100,000	---	120,000

*       Joined the Board on April 2, 2020.

(1)     Represents grant date fair value of restricted stock units (“RSUs”) or deferred stock units (“DSUs”) granted on June 7, 2019, for 44,642 shares (excluding Carrie S. Cox, who received 66,964 DSUs).

(2)     Vests in 12 equal monthly installments from the grant date, provided that such grants shall become fully vested on (i) the one-year anniversary of the grant date and (ii) the close of business one business day prior to the Company’s next annual stockholder meeting following the grant date, whichever is earlier, subject to the grantee’s continued service to the Company on the applicable vesting date and earlier vesting upon a change of control of the Company.

(3)     Represents the grant date fair value of 63,291 options granted on June 7, 2019 with an exercise price of $2.24 per share, computed in accordance with FASB ASC 718. See Note 18 to the consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2019 in the Form 10-K filed by the Company on March 30, 2020, for a description of the assumptions used in valuing these options.

Narrative to Director Compensation Table

The Company’s Director Compensation Policy is intended to provide a total compensation package that enables the Company to attract and retain qualified and experienced individuals to serve as directors and to align its directors’ interests with those of its stockholders. In June 2019, the Company suspended all cash payments under its Director Compensation Policy and its directors are foregoing cash payments that they would otherwise receive under the Company’s Director Compensation Policy.

Annual Cash Compensation

When the Board determines, in its sole discretion, not to forego cash compensation under the Company’s Director Compensation Policy, the Company may pay each of its non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and of each committee receives an additional retainer for such service. These retainers are payable in 12 monthly installments on the first day of each month, provided that no payment will be made to any director who is no longer serving as a non-employee member of the Board on the relevant payment date. The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

Annual Board Service Retainer
All non-employee directors	$40,000
Non-executive Chairman of the Board (in addition to non-employee director service retainer above)	$60,000
Annual Committee Member Service Retainer
Member of the Audit Committee	$8,000
Member of the Compensation Committee	$5,000
Member of the Nominating & Governance Committee	$3,750
Annual Committee Chair Service Retainer
(in place of Annual Committee Member Service Retainer above):
Chair of the Audit Committee	$16,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating & Governance Committee	$7,500

Each member of the Board is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which he or she serves.

Annual Equity Compensation

The equity compensation set forth below is granted under the 2018 Plan. All stock options granted under this plan and the Director Compensation Policy are nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2018 Plan) of the underlying shares of Common Stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2018 Plan).

Initial Equity Grant

Each non-employee director who was a member of the board at the time of the IPO received an equity award valued at $200,000 at the time of the IPO, which vests in three equal annual installments at the close of business on the day before each of the three successive annual meetings of stockholders, subject to earlier vesting in the case of a change of control.

In March 2020, the Director Compensation Policy was amended to provide for an equity award to new directors valued at $150,000, subject to a cap of 150,000 shares underlying the applicable award of stock options, restricted stock units or deferred stock units. Each of Mr. Cuneo, Mr. Gandolfo and Mr. Patton received an initial equity award under the amended Director Compensation Policy.

Annual Equity Grant

In 2019, on the date of the annual meeting of stockholders, each non-employee director received an equity award valued at $100,000 as of the business day immediately preceding the date of grant, and the Board chair received an annual equity award valued at $150,000. In 2020, the Director Compensation Policy was amended to provide for an annual equity award to each non-employee director valued at $75,000, and valued at $112,5000 for the Board chair, subject to a cap of (i) 75,000 shares underlying the applicable award of stock options, restricted stock units or deferred stock units, and (ii) 112,500 underlying shares for the Board chair.

The annual equity grants for 2020 will be made as of the annual meeting of stockholders. Directors who joined the Board in April 2020 will not receive an annual equity award in 2020.

All annual awards vest in a single installment on the next annual meeting of stockholders, subject to earlier vesting in the case of a change of control.

Non-Employee Director Equity Outstanding at 2019 Year End

The table below shows the number of vested and unvested options, restricted stock units, deferred stock units and restricted stock, by grant date, held as of December 31, 2019 by each of the Company’s non-employee directors during the year ended December 31, 2019.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Award Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
Michael G. Atieh	31,645		31,646	(1)	31,646	2.24	6/7/19	6/7/29	6/21/18	8,889	(2)	14,134
Carrie S. Cox									6/21/18	8,889	(2)	14,134
									6/7/19	33,482	(1)	53,236
Peter Cuneo*	---		---		----	---	---	---	---	---		---
Nicholas Colucci	2,902		4,177	(3)	4,177	15.00	6/21/18	6/22/28	6/21/18	9,548	(4)	15,181
									6/7/19	22,321	(1)	35,490
Thomas J. Errico, M.D.	31,645		31,646	(1)	31,646	2.24	6/7/19	6/7/29
	4,402	(4)	---		---	15.00	6/21/18	6/22/28	6/21/18	8,889	(2)	14,134
John P. Gandolfo*	---		---		----	---	---	---	---	---		---
Trevor J. Moody	1,162		1,672	(3)	1,672	15.00	6/21/18	6/22/28	6/21/18	10,561	(5)	16,792
Stephen L. Ondra, M.D.	7,616		15,234	(2)	15,234	15.00	6/21/18	6/22/28
	31,645		31,646	(1)	31,646	2.24	6/7/19	6/7/29
Thomas M. Patton*	---		---		----	---	---	---	---	---		---
James L.L. Tullis	163		---		---	15.00	6/21/18	6/22/28	6/21/18	8,889	(2)	14,134
									6/7/19	22,321	(1)	35,490

(1)	Vests monthly in equal installments over one year.

(2)	One third of this award vests on the close of business on the day before each of the three annual meetings of stockholders following the grant date.

(3)	Remaining unvested awards vest quarterly in 11 equal installments.

(4)	Represents 4,177 remaining unvested options, 659 remaining unvested restricted stock awards to vest quarterly in seven equal installments, and 8,889 restricted stock units with the vesting schedule in (2) above.

(5)	Represents 1,672 restricted stock awards with the vesting schedule set out in (3) above, and 8,889 restricted stock units with the vesting schedule in (2) above.

*	Joined the Board on April 2, 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information regarding the Company’s equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	4,443,117	$8.532	2,120,378
Equity compensation plans not approved by security holders	---	---
Total	4,443,117	$8.532	2,120,378

Effective January 1, 2019, the Board increased the numbers of shares available for issuance under the 2018 Plan by two percent of the shares of Company Common Stock outstanding on a fully diluted basis as of December 31, 2018.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company has adopted a Code of Business Conduct & Ethics and a Related Party Transaction Policy (collectively, the “Policies”) that set forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. A related person includes directors, executive officers, beneficial owners of 5% or more of any class of electroCore’s voting securities, immediate family members of any of the foregoing persons, and any entities in which any of the foregoing is an executive officer or is an owner of 5% or more ownership interest.

Under the Policies, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, information regarding the related person transaction must be reviewed and approved by the Company’s audit committee

In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances including, but not limited to:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of business of the Company;

●	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to the Company of, the transaction; and

●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Related Party Transaction Policy requires that, in determining whether to approve, ratify or reject a related person transaction, the audit committee must review all relevant information available to it about such transaction, and that it may approve or ratify the related person transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

CERTAIN RELATED PARTY TRANSACTIONS

Except for the transactions described in this section, there have been no transactions since January 1, 2018 to which the Company has been a participant and in which any of its directors, executive officers or holders of more than 5% of its share capital, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Participation in the Company’s IPO

In the Company’s IPO in June 2018, certain of its directors, officers, 5% stockholders and their affiliates purchased an aggregate of 810,292 shares of Common Stock. Each of these purchases was made through the underwriters at the IPO price. The following table sets forth the aggregate number of shares of Common Stock that these persons and their affiliates purchased in the Company’s IPO:

Purchaser	Number of Shares of Common Stock Purchased
Merck Global Health Innovation Fund, LLC	166,667
Dr. Thomas Errico	15,625
Individual member of Core Ventures II, LLC and its affiliated entities in their individual capacities	628,000

Investor Rights Agreement

Pursuant to the terms of the Company’s Amended and Restated Investor Rights Agreement, certain holders, including Core Ventures II, LLC (“CV II”), Merck Global Health Innovation Fund, LLC (“GHI”), ECNG, LLC (“ECNG”), Tullis Opportunity Fund II (“TOP II”), Mr. Errico, Dr. Errico and certain of their affiliates, may be entitled to certain demand and piggyback registration rights with respect to the Company’s securities held by them, certain information and observer rights, and certain additional rights. The provisions of this agreement other than those relating to registration rights terminated upon the completion of the Company’s IPO in June 2018. A summary of these registration rights is as follows:

Registration Rights

Under the Company’s Amended and Restated Investor Rights Agreement, the holders of approximately 7 million shares of Common Stock, or their transferees, have the right to require the Company to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement the Company files, in each case as described below.

Demand Registration Rights

Based on the number of shares outstanding as of December 31, 2019, the holders of approximately 7 million shares of Common Stock (on an as-converted basis), or their transferees, are entitled to certain demand registration rights. The holders of at least 55% of these shares can, on not more than three occasions, request that the Company register at least 40% of the shares issued to such holders, or a lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000. Additionally, the Company will not be required to effect a demand registration during the period beginning 60 days prior to the Company’s good faith estimate of the filing of, and ending 180 days following the effectiveness of, a company-initiated registration statement relating to an initial public offering of the Company’s securities. These registration rights are further subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, the Company is required to use commercially reasonable efforts to effect the registration as soon as practicable.

Piggyback Registration Rights

Based on the number of shares outstanding as of December 31, 2019, in the event that the Company determines to register any of its securities under the Securities Act (subject to certain exceptions), either for the Company’s own account or for the account of other security holders, the holders of approximately 7 million shares of Common Stock (on an as-converted basis), or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever the Company proposes to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Registration on Form S-3

Based on the number of shares outstanding as of 2018, the holders of approximately 7 million shares of Common Stock (on an as-converted basis), or their transferees, will be entitled to certain Form S-3 registration rights. The holders of at least 20% of these shares can make a written request that the Company register their shares on Form S-3 if the Company is eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $500,000 net of certain expenses related to the sale of the shares. These stockholders may make an unlimited number of requests for registration on Form S-3, but in no event will the Company be required to file more than two registrations on Form S-3 within any 12-month period.

Expenses of Registration

The Company will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

The registration rights granted under the Amended and Restated Investor Rights Agreement will terminate, with respect to a particular holder, at the earlier of: (i) such time as that holder and its affiliates may sell all of their shares of Common Stock pursuant to Rule 144 under the Securities Act during any 90-day period; and (ii) the seven year anniversary of the Company’s IPO.

Agreement with Publicis Healthcare Solutions, Inc.

The Company is a party to a master services agreement with Publicis Healthcare Solutions, Inc. (“Publicis”), a leading provider of pharmaceutical support services and contract sales personnel. Publicis is an affiliate of Publicis Health, whose chairman and former Chief Executive Officer is Nicholas Colucci. Mr. Colucci has served on the Board since August 2017. During 2018, the Company paid Publicis approximately $1.9 million for its services and the provision of medical science liaisons on terms the Company considers to be arms’ length between the parties. In January 2019, Publicis was sold to a third-party and ceased to be a related party entity.

Consulting Agreement with Dr. Peter Staats

As previously disclosed, Dr. Staats stepped down as Chief Medical Officer of the Company and became a part-time consultant to the Company as of April 1, 2019. Prior to rejoining the Company in January 2020, Dr. Staats and the Company entered the Staats Agreement, pursuant to which Dr. Staats provided three days per week of consulting services for $17,500 per month. The Company paid $143,000 to Dr. Staats in 2019 pursuant to the Staats Agreement, which was superseded by a new letter agreement in January 2020, when Dr. Staats rejoined the Company.

Private Placement

On April 14, 2020, the Company sold an aggregate of 2,058,822 shares of Common Stock to the purchasers at a purchase price of $0.85 per share in a private placement (the “Private Placement”) for aggregate proceeds to the Company of $1.75 million. Each of the purchasers in the Private Placement was a member of the Board or an affiliate thereof. The purchase agreement contained customary representations, warranties and covenants of the Company and the purchasers including certain registration rights. The table below summarizes the issuances at Common Stock to the related parties.

Purchaser	Investment Amount	Common Stock Purchased
Tullis Growth Fund II LP (1)	$1,500,000	1,764,705
Trevor J. Moody	$100,000	117,647
Thomas J. Errico, M.D.	$150,000	176,470

(1)	Tullis Growth Fund II LP may be deemed to be an affiliate of James L.L Tullis, a member of the Board.

Conversion to Corporate Form

Prior to the closing of the Company’s IPO, the Company converted from a Delaware limited liability company to a Delaware corporation. Existing holders, including the Company’s 5% security holders, executive officers and directors, of the Company’s Common Units, Series A Preferred Units and Series B Preferred Units, and warrants to purchase the Company’s units, received certain shares of Common Stock and warrants and options to purchase Common Stock, as a result of the corporate conversion in exchange for the equity securities of the Company held by such persons.

The following table details the number of Profits Interests previously held by each of the Company’s NEOs and the number of shares of Common Stock and options to purchase shares of Common Stock each executive officer received as a result of the conversion of Profits Interests in the corporation conversion.

Name	Profits Interests(1)	Shares of Common Stock issued upon corporate conversion in respect of Profits Interests	Options granted upon corporate conversion in respect of Profits Interests
Francis R. Amato	16,832,573	351,331	583,812
Joseph P. Errico	11,901,715	130,356	530,851

(1)	Profits Interest numbers in this column are as of immediately prior to the corporate conversion.

Indemnification Agreements

The Company’s bylaws contain provisions limiting the liability of directors and providing that the Company will indemnify each of its directors to the fullest extent permitted under the General Corporation Law of the State of Delaware or any other applicable law. The Company’s bylaws also provide the Board with discretion to indemnify the Company’s officers and employees when determined appropriate by the Board.

In addition, the Company has entered and expect to continue to enter into agreements to indemnify its non-employee directors as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these provisions in its governing documents and indemnification agreements are necessary to attract and retain qualified persons as directors. The Company also maintains customary directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to electroCore, Inc., Attn: Corporate Secretary, 150 Allen Road, Suite 201, Basking Ridge, NJ 07920. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Additional Information

You can obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from the SEC’s website at http://www.sec.gov, or without charge upon written request to: electroCore, Inc., Attn: Corporate Secretary, 150 Allen Road, Suite 201, Basking Ridge, NJ 07920.

Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 13, 2021 to the Company’s Corporate Secretary at 150 Allen Road, Suite 201, Basking Ridge, NJ 07920. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 Annual Meeting, you must deliver your notice to the Company’s Corporate Secretary at the address above between February 12, 2021 and March 14, 2021. Your notice to the Corporate Secretary must set forth information specified in the Company’s bylaws, including your name and address and the class and number of the Company’s shares of Common Stock that you beneficially own. For a stockholder proposal to be considered for inclusion in the proxy statement for the Company’s next annual meeting of stockholders, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices not later than the close of business on [_______. 2021]. In additional, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include the following as to each person you propose to nominate for election as a director: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of the Company’s share capital that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. The Company may require any proposed nominee to furnish other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: [MAILDATE], 2020

Annex A

FORM OF CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ELECTROCORE, INC.

electroCore, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is electroCore, Inc.

2. The Certificate of Incorporation of the Corporation is amended by deleting Article V, Sections C and D of the Certificate of Incorporation of the Corporation in their entirety and inserting the following:

C. Classes of Directors; Terms of Office. From the effective date of this Amendment to the Certificate of Incorporation (the “Effective Date”) until the completion of the second annual meeting of stockholders to occur after the Effective Date, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

The assignment of directors to each such class shall be made by the Board of Directors. The term of the Class II directors elected prior to the Effective Date shall terminate on the date of the second annual meeting of stockholders to occur after the Effective Date; and the term of the Class III directors elected on the date of the first annual meeting of stockholders to occur after the Effective Date shall terminate on the date of the second annual meeting of stockholders to occur after the Effective Date; or, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal from office. Each Class I director shall hold office until the second annual meeting of stockholders to occur after the Effective Date or, until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal from office.

Commencing with the second annual meeting of stockholders to occur after the Effective Date, all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall serve for a term expiring at the next annual meeting of stockholders after his or her appointment and shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office.

Notwithstanding the foregoing provisions of this Section V.C, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

D. Removal. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, and subject to any limitation imposed by law, any individual director or directors elected at the second annual meeting of stockholders to occur after the Effective Date or thereafter may be removed with or without cause by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 ⅔%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [___] day of June, 2020.

Annex B

FORM OF CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ELECTROCORE, INC.

electroCore, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is electroCore, Inc.

2. The Certificate of Incorporation of the Corporation is amended by deleting Article IV, Section A in its entirety and inserting the following:

A. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation, as amended, pursuant to the Delaware General Corporation Law, each [____] ([_]) shares of the Common Stock issued immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a book entry position which formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of New Common Stock to which such holder would otherwise be entitled multiplied by the closing price per share of the New Common Stock on The Nasdaq Stock Market LLC at the close of business on the date prior to the Effective Time. Each book entry positon that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such book entry position shall have been reclassified and combined; provided, that each person holding of record a book entry position that represented shares of Old Common Stock shall receive, a new book entry position evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective as of 12:01 a.m., Eastern Time on _____ __, 20__.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [___] day of [___], 20__.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PROPOSALS

1. Approval of the Declassification Amendments

2. Election of Mr. Joseph P. Errico, Mr. Trevor J. Moody and Mr. Thomas M. Patton as directors until (i) the 2022 Annual Meeting of Stockholders if the Declassification Amendments are approved or (ii) the 2023 Annual Meeting of Stockholders if the Declassification Amendments are not approved Nominees: 01. Mr. Joseph P. Errico; Mr. Trevor J. Moody; Mr. Thomas M. Patton]

3. Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

4. Authorization of the Board, in its sole discretion, to file amendments to effect the Reverse Split Amendment and the Authorized Stock Adjustment.

5. Approval, pursuant to Nasdaq Listing Rule 5635(d), of the issuance of more than 19.99% of the Company’s issued and outstanding shares of Common Stock, pursuant to the Lincoln Park Purchase Agreement.

ELECTROCORE, INC Annual Meeting of Shareholders

June 12, 2020 10:00 AM

This proxy is solicited by the Board of Directors

The shareholders hereby appoint Daniel Goldberger and Brian Posner or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of electroCore, Inc. that the shareholders are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, EDT via the Internet at www.virtualshareholdermeeting.com/ECOR2020, or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.